Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KAR HOLDINGS II, LLC

(“Buyer”)

KAR HOLDINGS, INC.,

a wholly owned subsidiary of Buyer

(“Holdings”)

KAR ACQUISITION, INC.,

a wholly owned subsidiary of Holdings

(“Merger Sub”)

and

ADESA, INC.

Dated as of

December 22, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2006, (this “Agreement”), by and among ADESA, Inc., a Delaware corporation (the “Company”), KAR Holdings II, LLC, a Delaware limited liability company (“Buyer”), KAR Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Holdings”), and KAR Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties wish to effect a business combination through a merger of the Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of the Company, Holdings and Merger Sub, and the Board of Managers of Buyer, have each approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their stockholders on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, the Company is entering into a limited guarantee with the parties named in the exhibits attached hereto collectively as Exhibit A (collectively, the “Limited Guarantee”), with respect to certain matters on the terms specified therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer, Holdings, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“2004 Equity Plan” means the ADESA, Inc. 2004 Equity and Incentive Plan.

“AFC Business Unit” has the meaning set forth in Section 3.13(c).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Allete” has the meaning set forth in Section 3.23.

“Alternative Transaction” means any of the following: (i) a transaction or series of transactions pursuant to which any Third Party (or group of Third Parties) acquires or seeks to acquire, directly or indirectly, beneficial ownership of more than twenty-five percent (25%) of the outstanding shares of Company Common Stock or any other class or series of securities of the Company or any Material Subsidiary, whether from the Company (or such Material Subsidiary) or pursuant to a tender offer or exchange offer or otherwise; (ii) a merger or other business combination (x) in which any Third Party acquires more than twenty-five percent (25%) of the outstanding equity securities or voting power of the Company or any Material Subsidiary, or (y) immediately after which the Persons who were the stockholders of the Company prior to such merger or business combination cease to own, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities or voting power of the Person surviving such merger or other business combination (or if such Person is a wholly-owned Subsidiary of another Person, of such other Person); (iii) a consolidation, recapitalization, share exchange, or similar extraordinary transaction involving the Company or any of its Material Subsidiaries (other than the recapitalization of any Material Subsidiary by the Company, or a merger, consolidation, share exchange or amalgamation involving any Material Subsidiary with the Company or any other Subsidiary); (iv) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets of the Company and its Subsidiaries representing, in the aggregate, more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries on a consolidated basis; or (v) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

“Anticipated Prepayment Date” has the meaning set forth in Section 6.19.

“Applicable Law” means, with respect to any Person, any domestic, foreign, federal, state, provincial, municipal, or local statute, law, by-law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Balance Sheet Date” has the meaning set forth in Section 3.8(b)(i).

“Bank of America Hedge Agreement” means the ISDA Master Agreement, dated as of June 21, 2004, between the Company and Bank of America, National Association, and all agreements and documents executed in favor of Bank of America, National Association in connection therewith.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, a day other than a Saturday, Sunday or any other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, would prevent or materially impede, interfere, hinder or delay Buyer, Holdings or Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, materially adversely delay the Financing or materially amend or expand the conditions to the drawdown of the Financing in any respect that would make such conditions less likely to be satisfied.

“Buyer Parties” means, collectively, Buyer, Holdings and Merger Sub.

“Buyer Termination Fee” has the meaning set forth in Section 8.3(d)(i).

“Buyer Transaction Expenses” means the reasonable and reasonably documented out-of-pocket expenses incurred by Buyer, Holdings, Merger Sub, Equity Sponsors and their respective Affiliates (which shall include, without limitation, fees and expenses of financial advisors, financial sources, outside legal counsel and accountants and other Representatives) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses incurred by IAAI, the Equity Sponsors and their respective Representatives in preparing for and conducting, as applicable, a due diligence investigation relating to the Company and its Subsidiaries in connection with the transactions contemplated hereby (and a due diligence investigation relating to IAAI and its subsidiaries by any Equity Sponsor and its Representatives other than Kelso and its Representatives), but specifically excluding any fees and expenses to the extent attributable to the refinancing of IAAI prior to the Closing or otherwise exclusively related to matters related to the financial statements of IAAI or other fees and expenses related to IAAI that would be incurred even in the absence of this Agreement or the transactions contemplated hereby.

“Buyer Units” has the meaning set forth in Section 4.8.

“Buyer’s Disclosure Letter” means the written disclosure schedule delivered by Buyer to the Company concurrently with the execution and delivery of this Agreement and, subject to the qualifications set forth in Section 6.5, as the same may be amended or supplemented from time to time after the date hereof as permitted herein.

“Canadian Employee Plans” means all bonus, stock option, stock purchase, incentive, deferred compensation, post-employment or retirement, supplemental retirement, unemployment, severance, vacation, insurance or hospitalization program and any other fringe or employee benefit plans, programs or arrangements maintained, administered or contributed to by the Company or its Canadian Subsidiaries for any current or former employee, director, and any current or former employment or executive compensation or severance agreements, for the benefit of, or relating to, any employee of the Company and its Canadian Subsidiaries employed or previously employed in locations in Canada, but excluding (i) any agreements with former employees under which neither the Company nor any of its Canadian Subsidiaries has any remaining monetary obligations; (ii) any Company Employee Plans; and (iii) any statutory or governmental plan, program or arrangement to which the Company or a Canadian Subsidiary is required by Canadian Law to contribute.

“Canadian Subsidiary” means a Subsidiary of the Company incorporated under the laws of Canada or a province thereof.

“Capitalization Date” has the meaning set forth in Section 3.2(b).

“Cashed-Out ESPP Purchase Right” has the meaning set forth in Section 2.4(f)(iii).

“Cashed-Out Restricted Stock Unit Award” has the meaning set forth in Section 2.4(f)(ii).

“Cashed-Out Stock Option” has the meaning set forth in Section 2.4(f)(i).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in Recommendation” has the meaning set forth in Section 5.3(f).

“Claim” has the meaning set forth in Section 6.9(a)(ii)(x).

“Cleanup” means all actions required to cleanup, remove, treat, remediate, monitor, mitigate or prevent the further migration of Hazardous Substances in the indoor or outdoor environment, including, without limitation, performance of environmental studies and investigations in preparation for any remediation activities required by any Person pursuant to Environmental Law.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.7.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in Section 6.1.

“Company Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company Employee Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA, bonus, stock option, stock purchase, incentive, deferred compensation, post-employment or retirement, supplemental retirement, unemployment, severance, vacation, insurance or hospitalization program and any other fringe or employee benefit plans, programs or arrangements maintained, administered or contributed to by the Company or its U.S. Subsidiaries for any current or former employee, director, consultant or agent, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company and its U.S. Subsidiaries, but excluding (i) any agreements with former employees under which neither the Company nor any of its Subsidiaries has any remaining monetary obligations; and (ii) any statutory or governmental plan, program or arrangement to which the Company or a Subsidiary is required by Law to contribute.

“Company ESPP” means the ADESA, Inc. Employee Stock Purchase Plan.

“Company Financing Fees and Expenses” means (A) the reasonable and reasonably documented out of-pocket expenses incurred by the Company and its Subsidiaries and their respective Affiliates in connection with (i) the voiding, termination and/or destruction of all documents executed by the Company or any of its Subsidiaries in connection with their cooperation in the Financing as contemplated by Section 6.13(b) hereof and (ii) providing to Buyer the cooperation in connection with the arrangement of the Financing as contemplated by Section 6.13(b) hereof; and (B) the losses, damages, costs, expenses and penalties incurred by the Company or any of its Subsidiaries in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent that such losses, damages, costs, expenses and penalties, directly or indirectly, resulted solely from or arose solely out of the willful misconduct of the Company or any of its Subsidiaries and their respective Representatives.

“Company Material Adverse Effect” means any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, has or have a material adverse effect on, or a material adverse change in, (A) the condition (financial or otherwise), properties, business or results of operations of the Company and the Subsidiaries of the Company as presently conducted, taken as a whole; other than any effect, change, condition, occurrence, development, event or series of events or circumstances arising out of or resulting from: (i) any decrease in the market price or trading volume of the Company’s securities or any effect resulting from any such change (provided that the underlying causes of such decrease shall be considered in determining whether there is a Company Material Adverse Effect); (ii) any change in Law, GAAP or interpretation or enforcement thereof that applies to the Company and the Subsidiaries of the Company, including the proposal or adoption of any new Law or GAAP; (iii) any change, occurrence, development, event, or series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which the Company and the Subsidiaries of the Company operate, provide or sell their products and services or otherwise do business; (iv) any change, occurrence, development, event, or series of events or circumstances affecting companies operating in the industries or markets in which the Company and the Subsidiaries of the Company operate, provide or sell their products or services or otherwise do business; (v) any change, occurrence, development, event, or series of events or circumstances affecting national or international political conditions, including engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (vi) any action taken by the Company at the written request of Buyer, Holdings, Merger Sub, the Lenders or the Equity Sponsors; or (vii) any change, occurrence, development, event, or series of events or circumstances principally resulting from the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or principally due to the public announcement of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of the Company in connection with the Merger; provided, that clause (vii) shall not apply with respect to the matters described in Section 3.4 and Section 3.5 hereof (including for purposes of Section 7.2(a) hereof insofar as Section 3.4 and Section 3.5 are concerned); provided, further, that, in the case of the foregoing clauses (ii), (iii), (iv) and (v) above, such changes, conditions, occurrences, developments, events or circumstances do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to the other participants in the industry or geographic market in which the Company and its Subsidiaries conduct their respective businesses), or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby. For purposes of determining whether changes, conditions, occurrences, developments, events or circumstances relating to earthquakes, hurricanes or other natural disasters constitute a Company Material Adverse Effect, insurance proceeds received in respect of such earthquakes, hurricanes or other natural disasters and repairs made to the damages caused by such earthquakes, hurricanes or other natural disasters, in each case, on or prior to the applicable date of determination, shall be taken in to account in determining whether a Company Material Adverse Effect has occurred. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

“Company Notes” means the Company’s outstanding 7  5/8% Senior Subordinated Notes due 2012 issued under the Company Notes Indenture.

“Company Notes Indenture” means the Indenture, dated June 21, 2004, between the Company and LaSalle Bank National Association, as trustee.

“Company Permits” has the meaning set forth in Section 3.14(b).

“Company Preferred Stock” means the Preferred Stock, $0.01 par value, of the Company.

“Company Property” has the meaning set forth in Section 3.15(a).

“Company SEC Reports” has the meaning set forth in Section 3.8(a).

“Company Stock Certificate” has the meaning set forth in Section 2.4(e)(i).

“Company Stock Options” means all options to purchase shares of Company Common Stock under the 2004 Equity Plan.

“Company Stock Plans” mean the 2004 Equity Plan and the Director Compensation Plan.

“Company Termination Fee” has the meaning set forth in Section 8.3(b).

“Company Transaction Expenses” means collectively, without duplication, (i) the Company Financing Fees and Expenses; (ii) the Credit Facility Fees and Expenses; and (iii) the reasonable and reasonably documented out-of-pocket expenses incurred by the Company, any Subsidiary of the Company, and their respective Affiliates (which shall include, without limitation, fees and expenses of financial advisors, financial sources, outside legal counsel and accountants and other Representatives) in connection with this Agreement and the transactions contemplated hereby.

“Company’s Disclosure Letter” means the written disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement and, subject to the qualifications set forth in Section 6.5, as the same may be amended or supplemented from time to time after the date hereof as permitted herein.

“Competition Act” means the Competition Act (Canada), as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employees” has the meaning set forth in Section 6.11(b).

“Contract” means any contract, agreement, undertaking, indenture, note, bond, guarantee, loan, instrument, lease, license, mortgage, commitment or other binding agreement, in each case whether written or oral.

“Convertible Securities” has the meaning set forth in Section 3.2(d).

“Credit Facility” means the Indebtedness and credit commitments of the Credit Facility Agent, the Credit Facility Lenders and any letter of credit issuer under the Credit Agreement and the other Loan Documents (as defined in the Credit Facility Agreement).

“Credit Facility Agent” means Bank of America, N.A., as Administrative Agent under the Credit Facility Agreement.

“Credit Facility Agreement” means that certain $500,000,000 Amended and Restated Credit Agreement, dated as of July 25, 2005, among the Company, Bank of America, N.A., as Credit Facility Agent, Swing Line Lender, L/C Issuer, and Collateral Agent, the Credit Facility Lenders, and certain other parties identified as Subsidiary Guarantors, Documentation Agent, Syndication Agent and Managing Agents thereunder.

“Credit Facility Fees and Expenses” has the meaning set forth in Section 6.19.

“Credit Facility Lenders” means the parties identified as Lenders from time to time under the Credit Facility Agreement.

“Credit Suisse” has the meaning set forth in Section 3.7.

“Debt Commitment Letters” has the meaning set forth in Section 4.7.

“Debt Financing” has the meaning set forth in Section 4.7.

“DGCL” means the Delaware General Corporation Law and all amendments and additions thereto.

“Director Compensation Plan” means the ADESA, Inc. Director Compensation Plan.

“Dissenting Shares” has the meaning set forth in Section 2.4(g)(i).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Claim” means any claim, action, cause of action, investigation, notice, writs, injunctions, orders and decrees by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release of any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Law in existence on the date hereof pertaining to (i) treatment, storage, disposal, generation and transportation of Hazardous Substances; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release of Hazardous Substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, or chemicals; (v) the protection of wildlife, marine life and wetlands, including, without limitation, all endangered and threatened species; (vi) health and safety of employees and other persons to the extent that such health and safety matters pertain to the handling of, or exposure to Hazardous Substances; and (v) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Environmental Law as a Hazardous Substance.

“Equity Commitment Letters” has the meaning set forth in Section 4.7.

“Equity Financing” has the meaning set forth in Section 4.7.

“Equity Sponsors” means, collectively, Kelso, Goldman, ValueAct and Parthenon (and together with other equity sponsors in substitution therefor or addition thereto in accordance with Section 6.13).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of ERISA and the Code.

“ESPP Cash-Out Payment” has the meaning set forth in Section 2.4(f)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 6.9(a)(ii)(y).

“Final Date” has the meaning set forth in Section 8.1(b).

“Financing” has the meaning set forth in Section 4.7.

“First Quarter 2007 Financials” means the consolidated financial statements of the Company and its consolidated Subsidiaries that would be included in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2007.

“Fiscal 2006 Financials” means the consolidated financial statements of the Company and its consolidated Subsidiaries that would be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2006.

“GAAP” means United States generally accepted accounting principles.

“Goldman” means GS Capital Partners VI, L.P. and its related GSCP VI co-investment funds.

“Governmental Authority” means any territorial, federal, state, provincial, municipal or local, whether domestic, foreign or supranational governmental or quasi-governmental authority, instrumentality, court, commission, tribunal or organization; any regulatory, administrative or other agency; any self-regulatory organization; any national stock exchange; or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance, material, or waste listed, defined, designated or classified as hazardous, dangerous, toxic or radioactive, or as a pollutant or contaminant under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, and friable asbestos.

“Hedge Agreement Counterparties” means each of LaSalle Bank National Association, as counterparty under the LaSalle Hedge Agreement, and Bank of America, National Association, as counterparty under the Bank of America Hedge Agreement.

“Hedge Agreements” means each of the Bank of America Hedge Agreement and the LaSalle Hedge Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IAAI” means Insurance Auto Auctions, Inc.

“Indebtedness” means, with respect to any Person, (i) indebtedness, notes payable, bonds, debentures, accrued interest payable or other obligations of such Person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such Person under GAAP (excluding any operating leases of such Person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) obligations of such Person for the deferred purchase price of property or services (other than trade payables and obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices); (v) obligations of such Person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements, Contracts or other similar instruments; (vi) off-balance sheet financing of such Person including synthetic leases and project financing; (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such Person; (viii) Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person; and (ix) reimbursement obligations of such Person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such Person.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property Rights” means all U.S. and foreign (i) patents and patent applications (“Patents”); (ii) trademarks, service marks, and trade names and registrations and applications for registration thereof (“Trademarks”); (iii) copyrights and registrations and applications for registration thereof (“Copyrights”); (iv) Internet domain name registrations; and (v) trade secret rights and other proprietary rights in confidential information, or know-how (“Trade Secrets”).

“International Continuing Employees” has the meaning set forth in Section 6.11(b).

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“IRS” means the United States Internal Revenue Service.

“Kelso” means Kelso Investment Associates VII, L.P.

“Knowledge of the Buyer Parties” means the actual knowledge of the individuals set forth in Section 1.1(a) of the Buyer’s Disclosure Letter.

“Knowledge of the Company” means the actual knowledge of the executive officers of the Company set forth in Section 1.1(a) of the Company’s Disclosure Letter.

“LaSalle Hedge Agreement” means the ISDA Master Agreement, dated as of October 31, 2005, between the Company and LaSalle Bank National Association, and all agreements and documents executed in favor of LaSalle Bank National Association in connection therewith.

“Law” means any federal, state, provincial, municipal, foreign or local law (including common law), by-law, statute, ordinance, rule, regulation, order, injunction (preliminary or permanent), judgment or decree.

“Lease Agreements” has the meaning set forth in Section 3.15(c).

“Lenders” means, collectively, Bear Stearns Corporate Lending Inc., UBS Loan Finance LLC, UBS Securities LLC, Goldman Sachs Credit Partners L.P., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

“Liens” means with respect to any asset (including any security) or property, any mortgage, claim, license, lien, pledge, charge, easement, covenant, reservation, option, right of first offer or refusal, rights-of-way, transfer restriction, security interest or other encumbrance or title imperfection or defect of any kind or nature in respect to such asset, security or property.

“Limited Guarantee” has the meaning set forth in the Preamble.

“Major AFC Customers” has the meaning set forth in Section 3.13(c).

“Major Auction Customers” has the meaning set forth in Section 3.13(a).

“Major Customers” has the meaning set forth in Section 3.13(c).

“Major Salvage Customers” has the meaning set forth in Section 3.13(b).

“Marketing Period” means the first period of thirty (30) consecutive days after the date hereof throughout which, and at the end of which, (A) Buyer shall have the Required Financial Information, (B) the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive day period, and (C) the financial statements contained in the Required Financial Information and the Company SEC Reports shall have included an unqualified audit opinion of the applicable auditor for such financial statements (and such opinion shall not have been withdrawn); provided, however, that the Marketing Period shall in no event commence on or prior to March 30, 2007; and provided, further, that if, prior to the completion of any such thirty (30) consecutive days, the financial statements included in the Required Financial Information that is available to Buyer on the first day of such thirty (30) consecutive days would be “stale,” within the meaning of Rule 3-12 of Regulation S-X on any day during such thirty (30) consecutive day period if a registration statement using such financial statements were to be filed with the SEC on any such date (it being understood that such financial statements shall not be deemed “stale” for these purposes if the underwriter(s) of the high yield financing indicate that marketing the high yield financing with such financial statements included in such Required Financial Information would not have a material adverse impact on the price or marketability of such high yield financing), then the Marketing Period shall be extended for an additional period of time (not to exceed thirty (30) consecutive days) as reasonably requested by the underwriter(s) of the high yield financing (it being understood that the intent of the foregoing extension is to provide Buyer with updated financial information of the Company and its consolidated Subsidiaries such that Buyer would have financial statements and data (of the type contemplated by the Required Financial Information, but updated with respect thereto) of the Company necessary, in the reasonable and customary judgment of the underwriter(s), to effectively market the high-yield financing. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have ended for any purposes of this Agreement if the conditions set forth in Section 7.1 do not continue to be satisfied during any thirty (30) consecutive day period, or any condition exists that causes any of the conditions set forth in Section 7.2 (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) to fail to continue to be satisfied (assuming the Closing were to be scheduled on the last day of such thirty (30) consecutive day period), at the conclusion of such thirty (30) consecutive day period. For the avoidance of doubt, in no event shall the start of any Marketing Period be delayed by, or any Marketing Period be extended as a result of, any matter associated with IAAI, including, without limitation, matters associated with the financial statements of IAAI.

“Material Contracts” has the meaning set forth in Section 3.12(a)(xii).

“Material Subsidiaries” means the Subsidiaries of the Company set forth on Section 1.1(b) of the Company’s Disclosure Letter.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.4(e)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“New Commitment Letters” has the meaning set forth in Section 6.13(d).

“NYSE” means the New York Stock Exchange.

“Other Securities” has the meaning set forth in Section 3.2(d).

“Parthenon” means Parthenon Investors II, L.P.

“Paying Agent” has the meaning set forth in Section 2.5(a).

“Payment Fund” has the meaning set forth in Section 2.5(a).

“Permitted Liens” means (i) Liens securing Indebtedness and liabilities disclosed on the Company’s consolidated balance sheets as of the Balance Sheet Date; (ii) Liens for Taxes and utilities not yet due or delinquent and Liens for Taxes being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (iii) construction, mechanics’, materialmen’s or other similar Liens for construction in progress; (iv) workmen’s, repairmen’s, warehousemen’s, carriers’, storers’ or other similar Liens arising or incurred in the ordinary course of business of the Company or any Subsidiary of the Company; (v) with respect to Company Properties, any zoning and other land use restrictions, survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Applicable Law or otherwise disclosed on any title insurance policy, title report, or survey made available to Buyer prior to the date hereof; (vi) with respect to any real property, including, without limitation, Company Property, any and all title exceptions (whether material or immaterial) disclosed on a survey made available to Buyer prior to the date hereof, Liens and obligations arising under the Material Contracts or the Lease Agreements, and any other Lien that does not materially adversely affect the current use, value or marketability of such property; (vii) easement agreements and all other matters disclosed on any title report or survey made available to Buyer prior to the date hereof or, in the case of real property located in Canada, otherwise disclosed by registered title to such property as of the date hereof; (viii) matters that are disclosed on current title reports or surveys made available to Buyer prior to the date hereof; (ix) other Liens being contested in good faith in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and/or (x) as to any leased real property, any Lien affecting the interest of the landlord thereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Property Restrictions” has the meaning set forth in Section 3.15(a).

“Proxy Statement” means the proxy statement to be used by the Company to obtain the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

“Registered Intellectual Property Rights” shall mean all U.S. and foreign registrations and applications for Patents, Copyrights, Trademarks and Internet domain names.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant, bank, Affiliate or other representative of that Person.

“Required Financial Information” means (i) the Fiscal 2006 Financials; and (ii) (A) any “pro forma” financial statements of the Company and its consolidated Subsidiaries with respect to the Fiscal 2006 Financials and (B) such other financial data and other information, including such information that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants, regarding the Company and its consolidated Subsidiaries as are of the type and form customarily included in the offering(s) of debt securities contemplated by the Debt Commitment Letters that the underwriter(s) of the high yield financing may reasonably request prior to the commencement of the Marketing Period, and that in the case of (A) and (B) is of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters; provided, however, the underwriter(s) of the high yield financing must make such request with respect to financial information set forth in subsection (ii) above within ten (10) Business Days after delivery of the Fiscal 2006 Financials by the Company to Buyer and/or such underwriter(s) and the commencement of the Marketing Period shall not be delayed due to the failure of the Company to provide the Required Financial Information if the failure of such underwriters to make the request within the ten (10) Business Day period was the principal cause of or reasonably resulted in the delay of the Company in providing the Required Financial Information to Buyer and/or such underwriter(s); provided, further, if the Fiscal 2006 Financials would be “stale,” within the meaning of Rule 3-12 of Regulation S-X on any day during the Marketing Period if a registration statement using the Fiscal 2006 Financials were to be filed with the SEC on any such day during such Marketing Period (it being understood that such Fiscal 2006 Financials shall not be deemed “stale” for these purposes if the underwriter(s) of the high yield financing indicate that marketing the high yield financing with such Fiscal 2006 Financials included in such Required Financial Information would not have a material adverse impact on the price or marketability of such high yield financing), then the term “Fiscal 2006 Financials” in clause (i) and (ii) above shall be replaced, in each case, with the term “First Quarter 2007 Financials”. For the avoidance of doubt, Required Financial Information shall in no event include information related to IAAI, the Equity Sponsors, Buyer, Holdings or Merger Sub and the audit opinion (and any qualification or withdrawal thereof) of IAAI’s independent auditor shall have no impact on the Marketing Period or the Required Financial Information.

“Requisite Stockholder Vote” has the meaning set forth in Section 3.3.

“Restricted Stock Unit” has the meaning set forth in Section 2.4(f)(ii).

“Restricted Stock Unit Award” has the meaning set forth in Section 2.4(f)(ii).

“Restricted Stock Unit Cash-Out Payment” has the meaning set forth in Section 2.4(f)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.8(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Tax Treatment” has the meaning set forth in Section 3.23.

“Spin-Off Date” has the meaning set forth in Section 3.23.

“Stock Option Cash-Out Payment” has the meaning set forth in Section 2.4(f)(i).

“Stockholder Meeting” has the meaning set forth in Section 6.1.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person or by one or more of such Person’s Subsidiaries (as defined in the preceding clause).

“Superior Offer” means a bona fide written offer, which if accepted would constitute a legally binding agreement, made by Buyer relating to amending or otherwise modifying this Agreement on terms that the Board of Directors of the Company determines in good faith and after consultation with its outside legal counsel and financial advisor would be at least as favorable to the Company’s stockholders, from a financial point of view, as the transactions contemplated by the Superior Proposal identified to Buyer in the notice described in Section 5.3(g) hereof.

“Superior Proposal” means a bona fide written proposal made by a Third Party relating to an Alternative Transaction (provided that, for purposes of the definition of “Superior Proposal,” the term “Alternative Transaction” shall have the meaning assigned above, except that (a) references to “more than twenty-five percent (25%)” shall be deemed to be references to “more than fifty percent (50%),” (b) references to “more than seventy-five percent (75%)” shall be deemed to be references to “more than fifty percent (50%)” and (c) clause (iii) of the definition of “Alternative Transaction” shall not be given effect except to the extent of “a merger or other business combination” described therein) on terms that the Board of Directors of the Company determines in good faith and after consultation with its outside legal counsel and financial adviser would be, or is reasonably likely to be, more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement (taking into account any proposals by Buyer to amend the terms of this Agreement in response thereto pursuant to Section 5.3(g) hereof).

“Superior Proposal Agreement” has the meaning set forth in Section 5.3(g).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means taxes, assessments, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, municipal, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, sales, use, service, real or personal property, special assessments, license, payroll, withholding, employer health, employment, social security, Canada Pension Plan, accident compensation, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means returns, reports and information statements with respect to Taxes required to be filed with the IRS, the Canada Revenue Agency or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Third Party” means any Person (or group of Persons) other than a party to this Agreement or an Affiliate of such a party.

“U.S. Continuing Employees” has the meaning set forth in Section 6.11(a).

“UBS” has the meaning set forth in Section 3.7.

“ValueAct” means ValueAct Capital Master Fund, L.P.

“Voting Debt” has the meaning set forth in Section 3.2(d).

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.3 Other Definitional Provisions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) unless there is a specific reference to “Business Day” or “Business Days,” which is defined herein, the words “day” and “days” when used in this Agreement refer to a calendar day or calendar days.

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement, Merger Sub will merge with and into the Company (the “Merger”) at the Effective Time. The Company shall be the corporation surviving the Merger (the “Surviving Corporation”) and, at the Effective Time, the separate corporate existence of Merger Sub shall cease.

Section 2.2 The Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the provisions of ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, at 425 Market Street, San Francisco, California 94105, commencing at 10:00 a.m. local time as soon as practicable but in no event later than two (2) Business Days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, including the receipt of the Financing, but subject to the satisfaction or waiver of such conditions), or such other place or date as the parties may mutually determine; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, the Buyer Parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Buyer on no less than two (2) Business Days written notice to the Company and (b) the final day of the Marketing Period (the date and time of the Closing is referred to herein as, the “Closing Date”).

Section 2.3 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and Buyer will deliver, or cause to be delivered, the Payment Fund to the Paying Agent in the manner provided in Section 2.5. The Merger shall be effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or on such later date as may be specified therein (the time of such effectiveness being the “Effective Time”).

Section 2.4 Effect of Merger.

(a) General. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.

(b) Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “ADESA, Inc.”

(c) Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law and such Bylaws and the Certificate of Incorporation of the Surviving Corporation.

(d) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub at and after the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

(e) Conversion of Company Shares.

(i) At and as of the Effective Time, each outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub, or any direct or indirect wholly owned Subsidiary of Buyer, Holdings, the Company or Merger Sub) shall be converted into the right to receive an amount (the “Merger Consideration”) equal to $27.85 in cash (without interest), upon surrender of the certificate representing such outstanding share of Company Common Stock (the “Company Stock Certificate”) in the manner set forth in Section 2.5, and as of the Effective Time, each outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (or, if applicable, to be treated as a Dissenting Share as described in Section 2.4(g)); provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of Company Common Stock prior to the Effective Time, it being understood that (i) the intent of such equitable adjustment is to provide the holders of Company Common Stock, Company Stock Options and Restricted Stock Units the same economic effect as contemplated by this Agreement prior to any such change and (ii) nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(ii) At and as of the Effective Time, each Dissenting Share shall be treated as described in Section 2.4(g).

(iii) At and as of the Effective Time, each share of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub, or any direct or indirect wholly owned Subsidiary of Buyer, Holdings, the Company or Merger Sub shall be cancelled and extinguished without the payment of any consideration therefor.

(f) Company Stock Options; Restricted Stock Unit Awards; Stock Purchase Plan; Deferred Compensation Plans.

(i) By virtue of the Merger and without any action on the part of the Company, Buyer, Holdings, Merger Sub or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time shall accelerate and fully vest as of the Effective Time (each, a “Cashed-Out Stock Option”). Each holder of a Cashed-Out Stock Option shall be eligible to receive an amount in cash (without interest) equal to (A) the excess, if any, of the Merger Consideration over the exercise price pursuant to such Cashed-Out Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Cashed-Out Stock Option, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Buyer shall transfer, or cause to be transferred, the necessary funds (the “Stock Option Cash-Out Payment”) to the Surviving Corporation and Buyer shall cause the Surviving Corporation to pay to each holder of a Cashed-Out Stock Option the amounts contemplated by this Section 2.4(f)(i), as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter. Buyer shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of a Cashed-Out Stock Option.

(ii) By virtue of the Merger and without any action on the part of the Company, Buyer, Holdings, Merger Sub or the holders of awards (a “Restricted Stock Unit Award”) of restricted stock units (each, a “Restricted Stock Unit”) issued pursuant to the 2004 Equity Plan, each Restricted Stock Unit Award outstanding immediately prior to the Effective Time shall accelerate and shall be cancelled at the Effective Time (each, a “Cashed-Out Restricted Stock Unit Award”). Each holder of a Cashed-Out Restricted Stock Unit Award shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each Cashed-Out Restricted Stock Unit, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Buyer shall transfer, or cause to be transferred, the necessary funds (the “Restricted Stock Unit Cash-Out Payment”) to the Surviving Corporation and Buyer shall cause the Surviving Corporation to pay to each holder of a Cashed-Out Restricted Stock Unit Award the amounts contemplated by this Section 2.4(f)(ii), as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter. Buyer shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of a Cashed-Out Restricted Stock Unit Award.

(iii) Promptly after the date hereof, the Company shall suspend the Company ESPP so that no new purchase periods (as defined in the Company ESPP) shall commence and no new participants shall enroll in the Company ESPP after the date hereof. The current purchase period in progress under the Company ESPP shall terminate pursuant to its terms and any purchase rights existing immediately prior to the Effective Time under the Company ESPP to acquire a share of Company Common Stock shall be cancelled at the Effective Time (each, a “Cashed-Out ESPP Purchase Right”). Each holder of a Cashed-Out ESPP Purchase Right shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (A) the excess, if any, of the Merger Consideration over the purchase price payable by the holder to acquire such share of Company Common Stock pursuant to the terms of the Company ESPP, multiplied by (B) the number of shares of Company Common Stock issuable upon exercise of the purchase rights, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Buyer shall transfer the necessary funds (the “ESPP Cash-Out Payment”) to the Surviving Corporation and Buyer shall cause the Surviving Corporation to pay to each holder of a Cashed-Out ESPP Purchase Right the amounts contemplated by this Section 2.4(f)(iii), as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter. Buyer shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of a Cashed-Out ESPP Purchase Right. In addition, as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter, Buyer shall cause the Surviving Corporation to return to participants their respective accumulated payroll contributions and optional cash payments not applied to the purchase of Company Common Stock under the Company ESPP, if any.

(iv) Prior to the Effective Time, the Company shall provide notice to each holder of Company Stock Options and Restricted Stock Units and to participants in the Company ESPP describing the treatment of such Company Stock Options, Restricted Stock Units and the purchase periods then in effect under the Company ESPP under this Section 2.4(f). At the Effective Time the Company shall terminate the Company Stock Plans and the Company ESPP.

(v) Following and subject to the payment of all accrued account balances under each of the ADESA, Inc. Director Compensation Deferral Plan and ADESA, Inc. 2005 Supplemental Executive Retirement Plan in accordance with their terms, the Company shall take all actions necessary so that each such plan shall terminate at the Effective Time.

(vi) Prior to the Effective Time, the Company, in consultation with Buyer, shall use its reasonable best efforts to take such action as Buyer shall reasonably request in connection with obtaining any necessary consents to give effect to the treatment of Company Stock Options, Restricted Stock Units and participants in the Company ESPP as contemplated by this Section 2.4(f), to the extent that such treatment is not expressly provided for by the terms of the applicable Company Stock Option Plans, Company ESPP or related award agreements; provided, that the failure to obtain any such consents shall not be considered a breach for purposes of Section 7.2(a) solely with respect to Section 3.3 and Section 3.4, Section 7.2(b) or Section 8.1(g) hereof.

(g) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and validly perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 2.4, but the holder thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL.

(ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands purchase of such shares under Section 262 of the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in this Section 2.4, without interest thereon, upon surrender to the Surviving Corporation or the Paying Agent, as applicable, of the Company Stock Certificate.

(iii) The Company shall give Buyer (A) prompt notice of its receipt of any written demands for appraisal rights and any withdrawals of such demands, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for purchase of Company Common Stock pursuant to appraisal rights or offer to settle or settle or approve any withdrawal or other treatment of any such demands.

(h) Conversion of Capital Stock of Merger Sub. At and as of the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

Section 2.5 Procedure for Payment.

(a) Deposit of Funds. Immediately following the Effective Time, Buyer shall or shall cause the Surviving Corporation to deposit with Bank of New York or a bank or trust company mutually acceptable to Buyer and the Company (the “Paying Agent”) cash (the “Payment Fund”) sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub, or any Subsidiary of Buyer, Holdings, the Company or Merger Sub) which such holders are entitled to receive pursuant to this ARTICLE II. The Payment Fund shall not be used for any other purpose. On or simultaneously with the Closing Date, the Company (solely in its capacity as the Surviving Corporation), Buyer, Holdings, Merger Sub and the Paying Agent shall enter into a paying agent agreement, on terms and conditions that are reasonably satisfactory to the parties hereto.

(b) Procedures. Promptly (and in any event within two (2) Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail a letter of transmittal in customary form and containing such customary provisions as Buyer and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent and provisions regarding those Company Stock Certificates held in book-entry form) to each record holder of Company Common Stock outstanding at the Effective Time for the holder to use in surrendering the Company Stock Certificate against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding shares of Company Common Stock. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Paying Agent shall make full payment of the Merger Consideration (less applicable withholding Taxes) to each holder of Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub or any Subsidiary of Buyer, Holdings, the Company or Merger Sub) within three (3) Business Days after such stockholder surrenders such stockholder’s Company Stock Certificates to the Paying Agent (or an affidavit to the effect that their Company Stock Certificates shall have been lost, stolen or destroyed in accordance with Section 2.7 to the Paying Agent) and the Company Stock Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Company Stock Certificate surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance establishes to the satisfaction of the Paying Agent that the prior transfer was valid; provided that it shall be a condition of payment that the Person who surrenders such Company Stock Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Company Stock Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable.

(c) Investment of Payment Fund. Buyer may cause the Paying Agent to invest the cash included in the Payment Fund as directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of payments of the aggregate Merger Consideration, and that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the aggregate Merger

Consideration, as necessary. Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Buyer shall cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.

(d) Termination of Payment Fund. Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining twelve (12) months after the Effective Time, and thereafter all former stockholders of the Company shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their Company Stock Certificates. Any portion of the Payment Fund remaining unclaimed by former stockholders of the Company as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(e) Paying Agent Expenses. Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

(f) Withholding Taxes. Buyer, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options and Restricted Stock Units, as applicable, such amounts as they are respectively required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Stock Options and Restricted Stock Units, as applicable, in respect of which such deduction and withholding was made.

Section 2.6 No Further Transfers of Company Common Stock. Following the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

Section 2.7 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof; provided that the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

Section 2.8 Further Action. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company or Merger Sub, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and reasonably necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Merger Sub, except as set forth in (A) the Company’s Disclosure Letter (after giving effect to the principles set forth in Section 9.1(b)) or (B) the Company SEC Reports filed prior to the date hereof, including the notes to the financial statements accompanying the financial statements set forth in the Company SEC Reports filed prior to the date hereof, but excluding the risk factors, forward-looking statements and financial statements set forth in such Company SEC Reports filed prior to the date hereof (provided that (i) clause (B) above shall not apply to Sections 3.2 through 3.5, 3.7, 3.8(a), the first sentence of 3.9, 3.12, 3.13, 3.19, 3.20 and 3.22 (other than as provided therein) through 3.25 of this Agreement and (ii) clause (B) above shall only apply to Sections 3.1, 3.6, 3.8(b), 3.8(c), the second sentence of 3.9, 3.10, 3.11, 3.14 through 3.18 and 3.21 if, and only if, the nature and content of the applicable disclosure in any Company SEC Reports filed prior to the date hereof to Sections identified in this clause (ii), as applicable, is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth in the applicable Section identified in this clause (ii)), as follows:

Section 3.1 Due Organization of Company.

(a) The Company and each of the Material Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their organization. The Company and each of the Material Subsidiaries have the corporate power and authority to carry on their business as they are now being conducted and to own all of their properties and assets, except where the failure to have such corporate power has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Certificate of Incorporation and Bylaws of the Company and the charter, bylaws, partnership agreement, limited liability company agreement and other organizational documents of the Material Subsidiaries in effect on the date hereof have been made available to Buyer prior to the date hereof. The Company and each of the Material Subsidiaries are duly qualified as foreign corporations to do business, and are in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Material Subsidiaries have all business licenses, permits and approvals necessary to conduct their business as presently conducted, except where the failure to have such permit or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Material Subsidiaries is in material violation of any of the provisions of its organizational documents.

(b) Section 3.1(b) of the Company’s Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, including the jurisdiction of organization of each Subsidiary. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any other Person. Other than the Material Subsidiaries, each of the other Subsidiaries of the Company is not a “significant subsidiary” as defined by Regulation S-X of the Securities Act.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of five hundred million (500,000,000) shares of Company Common Stock and fifty million (50,000,000) shares of Company Preferred Stock. As of December 20, 2006, (i) eight million five hundred thousand (8,500,000) shares of Company Common Stock are reserved for issuance under the 2004 Equity Plan; (ii) two hundred thousand (200,000) shares of Company Common Stock are reserved for issuance under the Director Compensation Plan; and (iii) five hundred thousand (500,000) shares of Company Common Stock are reserved for issuance under the Company ESPP.

(b) As of the close of business on December 20, 2006 (the “Capitalization Date”), (i) Eighty Nine Million Nine Hundred Ninety Six Thousand Three Hundred Forty Nine and Two Hundred Forty Nine Thousandths (89,996,349.249) shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) Company Stock Options to acquire Four Million Two Hundred Thousand One Hundred Twenty One (4,200,121) shares of Company Common Stock were outstanding; and (iv) Two Hundred Eighty Six Thousand Ninety Seven and Three Hundred Sixty Two Thousandths (286,097.362) Restricted Stock Units were outstanding.

(c) Since the Capitalization Date to the date of this Agreement, except in connection with the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date, no shares of Company Common Stock, Company Preferred Stock, Restricted Stock Units or other equity securities of the Company have been issued and no Company Stock Options have been granted. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights and issued in compliance with all applicable securities Laws. Section 3.2(c) of the Company’s Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each Company Stock Option, Restricted Stock Unit or other equity-based award outstanding, the number of shares of Company Common Stock issuable thereunder, expiration date and exercise price related thereto and the Company Stock Option Plan pursuant to which each such Company Stock Option, Restricted Stock Unit or other equity-based award was granted.

(d) Except for the Company Stock Options and the Restricted Stock Units, there are no (i) existing options, warrants, calls, subscription rights, Contracts, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer or sell any Company Common Stock or any other equity interest in, or debt security of, the Company or any of its Subsidiaries, or any investment or security that is convertible into or exercisable or exchangeable for any such shares or interests (collectively, “Convertible Securities”), (ii) equity equivalents, stock appreciation rights, phantom stock or ownership interests in the Company or any of its Subsidiaries or similar rights (collectively, “Other Securities”), or (iii) outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company on any matter (collectively, “Voting Debt”, and together with Convertible Securities, Other Securities, Company Common Stock, Company Preferred Stock, Company Stock Options and Restricted Stock Units, the “Company Interests”).

(e) There are no Contracts to which the Company or any of its Subsidiaries is a party or bound (i) with respect to the voting or disposing of any shares of the Company Common Stock or any capital stock of any Subsidiary of the Company, nor to the Knowledge of the Company, as of the date of this Agreement, are there any third party agreements or understandings with respect to the voting of any such shares, (ii) requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries, or (iii) requiring the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, except in the case of Subsidiaries of the Company that comprise the AFC Business Unit, for loans made in the ordinary course of business of the AFC Business Unit.

(f) Each outstanding share of capital stock of each Material Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued in compliance in all material respects with applicable securities Laws, and each such share is owned by the Company free and clear of all Liens.

Section 3.3 Due Authorization of Transaction; Binding Obligation. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the then-outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Vote”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than obtaining the Requisite Stockholder Vote). Except for the adoption of this Agreement and the Merger by the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are required to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Buyer, Holdings and Merger Sub, this Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. The Board of Directors of the Company, at a meeting duly called and held, has duly (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (ii) determined that the terms of this Agreement are fair to and in the best interests of the Company’s stockholders.

Section 3.4 Non-Contravention. Assuming compliance with the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, the Exchange Act, the rules and regulations of the NYSE, any applicable state securities or “blue sky” Laws, the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not (i) contravene the Certificate of Incorporation or Bylaws of the Company, or the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any Material Subsidiary, (ii) violate any Applicable Law, or (iii) require any consent or approval under, conflict with or result in a breach or termination of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, vesting, amendment, modification, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, pursuant to, any Company Permit or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iv) conflict with or result in a breach of or default under any judgment, decree, order or ruling to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties may be bound, except, with respect to clauses (ii), (iii) and (iv) for any such contraventions, violations, conflicts, consents, approvals, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Government Approvals, Consents and Filings. Except for such filings as required by the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, the Exchange Act, the rules and regulations of the NYSE, any applicable state securities or “blue sky” Laws, the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company from, or made or given by the Company to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for such approvals, authorizations, consents, orders, filings, registrations or notifications of which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Litigation. Neither the Company nor any of its Subsidiaries (and none of their respective officers or directors) is engaged in, or a party to, and none of their assets or properties are subject to, or to the Knowledge of the Company, threatened with, any legal action, formal investigation or other proceeding before any Governmental Authority, which, individually or in the aggregate (i) seeks to restrain, or modify or invalidate, the transactions contemplated by this Agreement; or (ii) would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree, injunction, rule, writ or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective assets or properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Brokers’ Fees. Except for fees payable to UBS Securities LLC (“UBS”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and the Bank of Montreal, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Surviving Corporation could become liable or obligated.

Section 3.8 Reports and Financial Information; No Unknown Liabilities.

(a) The Company has filed all reports, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act since the completion of its initial public offering on June 16, 2004 (all such reports and amendments and supplements thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, at such time of filing; and (ii) did not, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information, furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act. None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the related notes thereto) and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and

September 30, 2006 fairly present the consolidated financial position, the results of operations, the changes in cash flows and the changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the respective periods set forth therein, in each case, in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (x) normal year-end adjustments; and (y) the permitted exclusion of all footnotes that would otherwise be required by GAAP.

(b) Neither the Company nor any of its Subsidiaries has any material liability or obligation (whether accrued, absolute, known or unknown, contingent or otherwise and whether due or to become due and whether or not required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP) except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company as at December 31, 2005 (the “Balance Sheet Date”), including the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (ii) as incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (iii) as incurred or to be incurred by the Company or any Material Subsidiary pursuant to, in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement.

(c) Subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and the internal control report and attestation of the Company’s outside auditors required by Section 404 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a–15 of the Exchange Act, to ensure that material information relating to the Company is made known to the management of the Company by others within the Company. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, known to management that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, the Company has not identified any material weaknesses in its internal controls over financial reporting.

Section 3.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, the Company has not suffered any change in its business, properties, condition (financial or otherwise) or results of operation which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2006, and Current Reports on Form 8-K filed prior to the date hereof, since the Balance Sheet Date and prior to the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would require the approval of Buyer if taken after the date hereof pursuant to clauses (a) (other than any amendment of the Certification of Incorporation or Bylaws or similar organizational documents or agreements of any of the Company’s wholly owned Subsidiaries), (b) (other than regular quarterly cash dividends in Company Common Stock which have been publicly disclosed), (g), (i) and (l) of Section 5.1.

Section 3.10 Taxes.

(a) Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority); and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, other than such payments as are being contested in good faith by appropriate proceedings. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Copies of all federal Tax Returns for the Company and the Subsidiaries with respect to the taxable years commencing on or after January 2003 have been made available to representatives of Buyer. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS, the Canada Revenue Agency or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment, reassessment or collection of material Taxes (including, without limitation, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of the Subsidiaries.

(b) For taxable years beginning after December 31, 2004, neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or included or required to be included in any other group of entities filing, other than a group of which the Company is the common parent, which would cause the Company or any of its Subsidiaries to be liable for Taxes under Treasury Regulation Section 1.1502-6; or (ii) is liable for Taxes of another Person (other than another Subsidiary of the Company) either by Contract or by reason of being a transferee or successor of such Person.

(c) All material deficiencies asserted or assessments or reassessments made with respect to the Company or any Subsidiary as a result of any audits or examinations by the IRS, the Canada Revenue Agency or any other taxing authority of the Tax Returns covering or including the Company or any Subsidiary have been paid, and, to the Knowledge of the Company, there are no other audits, examinations or other proceedings relating to any material

Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to any material Taxes or make any material assessment for Taxes where such matter is still pending. Neither the Company nor any Subsidiary is a party to any material litigation or pending litigation or administrative proceeding relating to any material Taxes.

(d) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(f) There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Subsidiary.

(g) Neither the Company nor any Subsidiary has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.11 Employee Matters.

(a) Section 3.11(a) of the Company’s Disclosure Letter lists the name of each Company Employee Plan that is material to the Company and its U.S. Subsidiaries, taken as a whole. The Company has made available to Buyer prior to the date hereof copies of the following: (i) the most recent Company Employee Plan document and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Employee Plan (if any such report was required by Applicable Law); (iii) the most recent summary plan description for each Company Employee Plan for which such a summary plan description is required by Applicable Law and all related summaries of material modifications; (iv) the most recent Internal Revenue Service determination, notification, or opinion letter, if any, received with respect to each applicable Company Employee Plan; and (v) each trust agreement, insurance contract, annuity contract, or other funding arrangement in effect as of the date hereof and relating to any Company Employee Plan.

(b) Each of the Company Employee Plans has been administered in accordance with their terms and all Applicable Laws and regulations except for any instances of non-compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No claim, action, suit or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each of the Company Employee Plans that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service (“IRS”) issued after January 1, 1997, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any such trust that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) None of the Company Employee Plans is (i) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) a “multi-employer plan” (within the meaning of Section 3(37) of ERISA); or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code). Since September 20, 2004, neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or otherwise incurred any liability with respect to any (i) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) “multi-employer plan” (within the meaning of Section 3(37) of ERISA); or (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e) No Company Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of the Company beyond retirement or other termination of service benefits, except for coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law) and such promises and provisions of benefits which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Section 3.11(f) of the Company’s Disclosure Letter lists the name of each Canadian Employee Plan that is material to the Company or its Canadian Subsidiaries, taken as a whole. The Canadian Employee Plans have been administered and are in material compliance with their terms and Applicable Laws. No claim, action, suit or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Canadian Employee Plans (other than claims for benefits in the ordinary course) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Canadian Employee Plan provides benefits, including death or medical benefits (whether or not insured), but for greater certainty, excluding pension or other retirement income benefits, with respect to employees or former employees of the Company or a Canadian Subsidiary beyond retirement or other termination of service benefits, except for coverage extended during any notice period applicable to any such employee or former employee pursuant to Applicable Law and such promises and provisions of benefits which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer prior to the date hereof true, correct and complete copies, summaries or written descriptions of the Canadian Employee Plans.

(g) To the Knowledge of the Company, all contributions to, and payments from, the Company Employee Plans and the Canadian Employee Plans that were required to be made in accordance with their terms have been timely made.

(h) Except as expressly required or expressly permitted by this Agreement, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (i) entitle any employees of the Company or any of its Subsidiaries to any severance pay or any increase in severance pay upon any termination of employment after the date hereof; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, any Company Employee Plan or Canadian Employee Plan; (iii) result in any material breach or violation of, or a default under, any Company Employee Plan or Canadian Employee Plan; or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company’s Disclosure Letter sets forth a list of the following Contracts (including every amendment, modification or supplement thereto), other than the Contracts with the Major Customers, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected:

(i) any Contract which materially limits or restricts or purports to materially limit or restrict the Company, any of its Subsidiaries or any of their respective Affiliates from engaging in any line of business operated by the Company or any of its Subsidiaries in any jurisdiction or materially limit the freedom of the Company, any of its Subsidiaries or any of their respective Affiliates to compete in any line of business operated by the Company or any of its Subsidiaries in any geographic area or requiring the Company, any of its Subsidiaries (other than with the Company) or any of their respective Affiliates to share any profits derived from the business of the Company or any of its Subsidiaries;

(ii) any bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures, credit facilities, or guarantees or other Contracts relating to Indebtedness involving remaining principal amounts in excess of Five Million Dollars ($5,000,000.00) in the aggregate, other than any Indebtedness in connection with the operation of the AFC Business Unit;

(iii) any independent contractor Contracts or leased or temporary employee Contracts involving in each case current or currently committed aggregate annual payments of more than Two Million Dollars ($2,000,000.00);

(iv) leases of personal property involving current or currently committed aggregate annual rent of Two Million Dollars ($2,000,000.00) or more;

(v) Contracts with a supplier or other service partner, in each case involving current or currently committed aggregate annual payments made by the Company or any of its Subsidiaries of more than Two Million Dollars ($2,000,000.00);

(vi) any Contract for capital expenditures or the acquisition of fixed assets involving current or currently committed monetary obligations in excess of Two Million Dollars ($2,000,000.00);

(vii) any Contract relating to the acquisition or disposition, directly or indirectly, of any assets (other than those fixed assets set forth in subsection (vi) above), real property or capital stock or other equity interests of another Person involving continuing obligations or liabilities of the Company or any of its Subsidiaries in excess of Two Million Dollars ($2,000,000.00);

(viii) any Contracts filed or required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act not otherwise disclosed pursuant to this Section 3.12;

(ix) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of Two Million Dollars ($2,000,000.00);

(x) any Contract that (x) contains most favored customer pricing provisions (other than Contracts entered into in the ordinary course of business consistent with past practice) or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Third Party, in each case under this clause (y) in a manner which is material to the businesses of the Company or any of its Material Subsidiaries;

(xi) any Contract that creates (or governs the operation of) a partnership, joint venture, limited liability company or other similar agreement with respect to any material business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company; and

(xii) all other Contracts (not of the type described in subsections (i) through (xi) above) individually involving in each case payments made by or to the Company or any of its Subsidiaries of Two Million Dollars ($2,000,000.00) or more over the remaining term of such Contract, other than any Contracts entered into in connection with the operation of the AFC Business Unit.

Each Contract of the type described in subsections (i) through (xii) above, whether or not set forth in Section 3.12(a) of the Company’s Disclosure Letter, is referred to herein individually as a “Material Contract” and collectively as the “Material Contracts.” Notwithstanding anything above, the Company shall not be required to set forth in Section 3.12(a) of the Company’s Disclosure Letter and, a “Material Contract” shall not include, any Contract that (1) is terminable upon thirty (30) days’ notice without penalty or premium, or (2) will be fully performed or satisfied at or prior to the Closing without any continuing obligations or liabilities thereunder. The Company has made available to Buyer a true, correct and complete copy of all written Material Contracts prior to the date hereof.

(b) (i) Neither the Company nor any of its Subsidiaries has breached or is in default under, or has received written notice of any breach of or default under, or has received written notice of, or to the Knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach of or default under, any Material Contract; (ii) to the Knowledge of the Company, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder; and (iii) each of the Material Contracts is in full force and effect and is valid and binding on the Company and its Subsidiaries as a party thereto and, to the Knowledge of the Company, the other parties thereto, except in any such case for breaches, defaults or failures to be in full force that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Customer Contracts.

(a) Section 3.13(a) of the Company’s Disclosure Letter sets forth a list of the top ten (10) customers in the Company’s whole car auction services business based on the amount of annual whole car sales volume in fiscal 2005 and for the current fiscal year to September 30 (the “Major Auction Customers”).

(b) Section 3.13(b) of the Company’s Disclosure Letter sets forth a list of the top ten (10) customers in the Company’s salvage auction services business based on the amount of annual salvage car sales volume in fiscal 2005 and for the current fiscal year to September 30 (the “Major Salvage Customers”).

(c) Section 3.13(c) of the Company’s Disclosure Letter sets forth a list of the top ten (10) customers in the Company’s Automotive Finance Corporation business unit (the “AFC Business Unit”) based on the amount of total revenues in fiscal 2005 and for the current fiscal year to September 30 (the “Major AFC Customers” and together with the Major Auction Customers and the Major Salvage Customers, the “Major Customers”).

(d) (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, and has received written notice of any breach of or default under, any Contract with the Major Customers, or has received written notice of, or to the Knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach of or default under, any Contract with the Major Customers, (ii) to the Knowledge of the Company, no Major Customer has breached or is in default of any of its obligations under any such Contract involving the Major Customer, and (iii) each of the Contracts with a Major Customer is in full force and effect, and is valid and binding on the Company and its Subsidiaries as a party thereto and, to the Knowledge of the Company, the other parties thereto, except in any such case of (i) through (iii) for breaches, defaults or failures to be in full force that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of all written Contracts with the Major Customers (other than ordinary course purchase orders).

Section 3.14 Regulatory Compliance.

(a) The Company and each of its Subsidiaries are, and since January 1, 2005 have been, in compliance with each Law that is applicable to them or to the conduct of their business as a whole and as presently conducted or the ownership or use of any of their properties or assets, except for instances of non-compliance that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, authorizations, waivers, exemptions, consents, certificates, orders and approvals of and from all, and has made all declarations and filings with, Governmental Authorities which are material to the operation of their business as a whole and as presently conducted (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company

Permits, except where the failure to so comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a copy of all Company Permits prior to the date hereof.

The specific subject matters set forth in Sections 3.5, 3.8(c), 3.10, 3.11, 3.16, 3.17, 3.18 and 3.20 are excluded from the provisions of this Section 3.14 and the representations and warranties of the Company set forth in this Section 3.14 shall not apply with respect to the specific subject matters set forth in such enumerated Sections.

Section 3.15 Title to Properties; Etc.

(a) Section 3.15(a) of the Company’s Disclosure Letter sets forth a correct and complete list and address of all real property interests owned by the Company and the Material Subsidiaries (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Each of the Company Properties is owned by the Company or the Material Subsidiaries, as indicated in Section 3.15(a) of the Company’s Disclosure Letter. The Company and the Material Subsidiaries own each of the Company Properties free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens and (ii) Property Restrictions that do not or that would reasonably be expected not to, individually or in the aggregate, interfere materially with the current use of such property.

(b) Except as set forth in Section 3.15(b) of the Company’s Disclosure Letter, the Company has not received: (i) any written notices that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) any written notices of any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.15(c) of Company’s Disclosure Letter lists all leases entered into by the Company and its Subsidiaries involving in each case individually annual base rent of Five Hundred Thousand Dollars ($500,000.00) or more (the “Lease Agreements”), setting forth in the case of any such lease, the location of such real property. Neither the Company nor any of its Subsidiaries has received written notice of default from a landlord under any Lease Agreement, except for such defaults which have been fully cured or which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Lease Agreement is in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Material Subsidiary, except for any such failures which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of all Lease Agreements prior to the date hereof.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company’s Disclosure Letter sets forth a complete list of Registered Intellectual Property Rights that are owned by the Company and the Material Subsidiaries. For each such item of Registered Intellectual Property Rights, Section 3.16(a) of the Company’s Disclosure Letter specifies the following, as applicable:

(i) the jurisdictions in which such item has been issued or registered, or in which an application for such issuance or registration has been filed;

(ii) the registration or application number, as applicable; and

(iii) the date of issuance, registration or filing.

The Company or a Material Subsidiary is the sole and exclusive beneficial and record owner of each such item of Registered Intellectual Property Rights, and each such item is subsisting, and, to the Knowledge of the Company, valid.

(b) Section 3.16(b) of the Company’s Disclosure Letter sets forth a list of material Contracts, pursuant to which (i) the Company or any Material Subsidiaries are granted licenses, or otherwise obtain the right, to use any material Intellectual Property Rights used or held for use in, or necessary for the conduct of the business of the Company and the Material Subsidiaries as a whole and, as it is currently conducted, and (ii) any Persons are granted licenses to use material Intellectual Property Rights owned by the Company or a Material Subsidiary, but excluding any agreements for shrink-wrap, click-wrap and other generally available licenses, any agreements for software having an acquisition price of less than Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all such related Contracts, standard confidentiality agreements, standard employee invention assignment and other standard employee and contractor agreements, website agreements and terms of use, end-user agreements, and other similar agreements entered into in the ordinary course of conducting the business of the Company and the Material Subsidiaries.

(c) To the Knowledge of the Company, neither the Company nor any Material Subsidiary is infringing, or has received any written notice alleging that the Company or any Material Subsidiary is infringing, misappropriating, or otherwise violating any Intellectual Property Right owned by any other Person, and there are no pending actions or proceedings brought by any Person against the Company or any Material Subsidiary alleging that the Company or any Material Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Rights, and, to the Knowledge of the Company, there is no valid basis for such a claim.

(d) To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property Right owned by the Company or any Material Subsidiary.

(e) To the Knowledge of the Company, no judgments, decrees or orders have been issued against any Intellectual Property Rights owned by the Company or a Material Subsidiary that are material to the operation of their respective businesses as currently conducted and that restrict the use, transfer or licensing thereof by the Company or any Material Subsidiary.

(f) Neither the Company nor any Material Subsidiary has received any written notice of any violation of any Applicable Law, as well as their own policies, relating to privacy, data protection, or collection or use of personal information. The Company takes commercially reasonable measures to safeguard personal information against unauthorized access or other misuse.

Section 3.17 Environmental Matters.

(a) The Company and the Material Subsidiaries are and have been in compliance with all applicable Environmental Laws (which compliance includes, without limitation, the possession by the Company and the Material Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no present Environmental Claim pending or threatened against the Company or its Material Subsidiaries, nor, to the Knowledge of the Company, are there any past or present actions, activities, circumstances, conditions, events or incidents arising from the operations of the Company, its Material Subsidiaries or any corporate predecessors thereto, including, without limitation, the Release or presence of any Hazardous Substances which could form the basis of any Environmental Claim, against the Company or its Material Subsidiaries or, or to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or the Material Subsidiaries, has or may have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any Material Subsidiary (i) has received any written notice from any Person alleging that the Company or any Material Subsidiary is potentially liable for any Hazardous Substance on any properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Material Subsidiary, that would reasonably be expected to lead to a material Environmental Claim against the Company or any Material Subsidiary; or (ii) has, to the Knowledge of the Company, disposed of any Hazardous Substance on third-party sites in material violation of any Environmental Law or incurred any material liability for the generation, treatment, storage or disposal of Hazardous Substances.

(d) There is no Cleanup of Hazardous Substances being conducted or planned by the Company or any Material Subsidiary at any property currently, or to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, except for such Cleanups that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company has delivered or otherwise made available for inspection to the Buyer true and complete copies of all material reports, studies and analyses conducted within the last five (5) years that are in the possession, custody or control of the Company or any Material Subsidiary pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company and its Subsidiaries, or regarding the Company’s and its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.18 Labor Matters. Neither the Company nor any Material Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization. Neither the Company nor any Material Subsidiary is the subject of any material proceeding asserting that Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past three (3) years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Material Subsidiary.

Section 3.19 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.20 State Takeover Statutes. The Company’s Board of Directors has taken all action necessary to render inapplicable Section 203 of the DGCL as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.21 Insurance. The Company has made available to Buyer correct and complete copies of all material insurance policies, including general liability policies, product liability, comprehensive general liability and umbrella insurance policies maintained as of the date hereof by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”), together with descriptions of “self-insurance” programs. The Insurance Policies are in full force and effect and provide insurance in such amounts and covering such risks as are in accordance with normal industry practice, and all premiums due and payable thereon have been paid or have been caused to be paid, except in each case, where the failure to be in full force and effect or failure to pay the premiums has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has received written notice that it is in breach or default with respect to any obligations under the Insurance Policies other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or lapse of time, would constitute a breach or default under, or permit termination or material modification of any of the Insurance Policies, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Interested Party Transactions. Except for Contracts filed or incorporated by reference as an exhibit to a Company SEC Report prior to the date hereof or the Company Employee Plans, there are no Contracts (other than expired Contracts or Contracts terminated in accordance with their terms in which no continuing obligations or liabilities survive such expiration or termination) or other transactions between the Company or any of its Subsidiaries, on the one hand, and (i) any officer or director of the Company or any such Subsidiary; (ii) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company; or (iii) any Affiliate of any such officer, director or record or beneficial owner on the other hand.

Section 3.23 Allete Spin-off. None of the Merger nor any of the transactions contemplated by this Agreement will result in (i) any material Tax liability to the Company or any of its Subsidiaries or (ii) any material Tax liability of the Company or any of its Subsidiaries to another party (including the Company’s former parent, Allete, Inc. (“Allete”), and its current or former stockholders), including pursuant to any contractual indemnification or other agreement or arrangement (including any Tax sharing or similar agreement), in each case of (i) and (ii) above, by reason of the separation of the Company from Allete on or about September 20, 2004 (the “Spin-Off Date”) failing to be Tax-free, in whole or in part, pursuant to Section 355 (including subsections (d) and (e) thereof) of the Code (the “Separation Tax Treatment”). Since the Spin-Off Date and prior to the date hereof, to the Knowledge of the

Company, (A) neither the Company nor Allete has received any notice (written or oral) from any Taxing Authority regarding an inquiry or review of the appropriateness of the Separation Tax Treatment and (B) Allete has not provided any notice (whether written or oral) to the Company regarding the appropriateness of the Separation Tax Treatment.

Section 3.24 Proxy Statement. The Proxy Statement will not, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company, at the Effective Time or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Buyer, Holdings or Merger Sub in writing specifically for inclusion therein.

Section 3.25 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any such other representation or warranty. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement made by the Company shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company in this Agreement.

(b) In particular, without limiting the foregoing disclaimer, except for the representations and warranties contained in this ARTICLE III, no Person makes or has made any representation or warranty to, and there is and has been no reliance by, Buyer, Holdings Merger Sub, Equity Sponsors, Lenders or any of their Affiliates or Representatives with respect to (i) any financial projection or forecast relating to the Company, any of its Subsidiaries or their businesses; or (ii) any oral or written information presented to Buyer, Holdings, Merger Sub, Equity Sponsors, Lenders or any of their Affiliates or Representatives during any management presentation including any question-and-answer session thereto or any oral or written information provided to Buyer, Holdings Merger Sub, Equity Sponsors, Lenders or any of their Affiliates or Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer, Holdings and Merger Sub, jointly and severally, hereby represent and warrant to the Company, except as set forth in the Buyer’s Disclosure Letter:

Section 4.1 Due Incorporation. Each of Buyer, Holdings and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Buyer, Holdings and Merger Sub has the corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets. Buyer, Holdings and Merger Sub are duly qualified as foreign corporations (or a limited liability company, as applicable) to do business and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. True and complete copies of the Certificate of Incorporation and Bylaws of Holdings and Merger Sub, and of the Certificate of Formation of Buyer, in each case with all amendments and restatements thereto to the date hereof have been provided to the Company prior to the date hereof. Buyer owns all of the outstanding equity interests of Holdings. Holdings owns all of the outstanding equity interests of Merger Sub. None of Buyer, Holdings or Merger Sub is in material violation of any of the provisions of its organizational documents.

Section 4.2 Due Authorization of Transaction; Binding Obligation.

(a) Each of Buyer, Holdings and Merger Sub has full corporate (or limited liability company) power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Buyer, Holdings and Merger Sub and the consummation by Buyer, Holdings and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action or limited liability company proceedings, as applicable, on the part of Buyer, Holdings and Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is the valid and binding obligation of Buyer, Holdings and Merger Sub enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval by the board of directors, board of managers, stockholders, members or other security holders of Buyer, Holdings or Merger Sub is required for the execution, delivery and performance of this Agreement by Buyer, Holdings or Merger Sub, including, without limitation, the consummation of the Merger.

(b) Each of the Equity Sponsors and, if applicable, certain affiliates and successor funds has full corporate, limited liability, limited partnership or other entity power and authority to execute and deliver the Limited Guarantee and to perform its obligations thereunder and to consummate the transactions contemplated thereby, and the execution, delivery and performance of the Limited Guarantee by each of the Equity Sponsors and the consummation by each of the Equity Sponsors of the transactions contemplated thereby has been duly and validly authorized by all necessary corporate, limited liability, limited partnership or other entity action on the part of each Equity Sponsor. The Limited Guarantee is the valid and binding obligation of each Equity Sponsor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval of the board of directors, members, partners, stockholders, Affiliates or other security holders of each Equity Sponsor is required for the execution, delivery and performance of the Limited Guarantee by such Equity Sponsor.

Section 4.3 Non-Contravention. Assuming compliance with the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by Buyer, Holdings and Merger Sub and the consummation of the transactions contemplated hereby by Buyer, Holdings and Merger Sub do not and will not (i) contravene the Certificate of Incorporation or bylaws or Certificate of Formation of Buyer, Holdings or Merger Sub; (ii) result in any violation of, conflict with, or result in a breach or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond or indenture binding upon Buyer, Holdings or Merger Sub; (iii) violate any Applicable Law; and (iv) result in any violation of, conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under any Contract (including, without limitation, any Contract with IAAI), judgment, decree, order or ruling to which Buyer, Holdings and Merger Sub is a party or by which Buyer, Holdings, Merger Sub or any of their assets or properties is bound or affected, except with respect to clauses (ii), (iii) and (iv) for any such contraventions, violations, conflicts, breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4 Government Approvals, Consents, and Filings. Except for such filings as required by the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, the Investment Canada Act, any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Buyer, Holdings or Merger Sub from, or made or given by Buyer, Holdings or Merger Sub to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Buyer, Holdings or Merger Sub or the consummation by Buyer, Holdings or Merger Sub of the transactions contemplated by this Agreement, except for such approvals, authorizations, orders, filings, registrations or notifications of which the failure to obtain, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5 Litigation. None of Buyer, Holdings, Merger Sub, IAAI or any Equity Sponsor is directly engaged, or has caused another Person to engage, in or is a party, or has caused another Person to be a party, to, or to the Knowledge of the Buyer Parties, is threatened with, any legal action or other proceeding, which (i) seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement; or (ii) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.6 Performance. As of the date hereof, to the Knowledge of the Buyer Parties, there is no effect, change, condition, occurrence, development, event, or series of events or circumstances, including with respect to IAAI, that would constitute or cause a breach of any of the representations, warranties and covenants of Buyer, Holdings and Merger Sub contained in this Agreement or that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided, however, that the representation in this Section 4.6 shall only apply to matters relating to Buyer, Holdings, Merger Sub, IAAI or any Equity Sponsor or any of their Representatives and shall in no way apply to matters relating to, involving or otherwise affecting the Company or any of its Subsidiaries or any of their respective Affiliates.

Section 4.7 Financing. Section 4.7 of the Buyer’s Disclosure Letter sets forth true, accurate and complete copies of executed commitment letters from (i) the Lenders as the same may be amended and replaced in accordance with Section 6.13, (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein, and assist in the placement of debt securities the proceeds of which will be provided, to Buyer, Holdings and Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”); and (ii) the Equity Sponsors, (the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Commitment Letters”) pursuant to which the Equity Sponsors have committed to invest the amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Each of the Debt Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Buyer, Holdings and Merger Sub and, to the Knowledge of the Buyer Parties as of the date hereof, the other parties thereto. Each of the Equity Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Buyer and the Equity Sponsors. As of the date of this Agreement, none of the Commitment Letters has been amended or modified and the respective commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer, Holdings or Merger Sub under any term or condition of any of the Commitment Letters; provided, however, that no representation is made with respect to any default or breach occurring by reason of matters relating to the Company or any of its Subsidiaries. As of the date of this Agreement, none of the Buyer Parties has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing to be satisfied by it contained in any of the Commitment Letters. Buyer, Holdings or Merger Sub has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this

Agreement. The Financing, when taken together with the cash of the Company and its Subsidiaries in an amount of at least Twenty Million Dollars ($20,000,000), will be sufficient to pay the aggregate Merger Consideration, the Stock Option Cash-Out Payment, the Restricted Stock Unit Cash-Out Payment, the ESPP Cash-Out Payment, repayment of the Company Notes and repayment of the Indebtedness under the Credit Facility and the Hedge Agreements to allow Buyer, Holdings and Merger Sub to perform all of their obligations under this Agreement and to consummate all the transactions contemplated by this Agreement and pay all fees and expenses to be paid by Buyer, Holdings or Merger Sub related to the transactions contemplated by this Agreement. As of the date hereof, there are no contractual contingencies, side letters or similar arrangements under any Contract relating to the transactions contemplated by this Agreement to which Buyer, Holdings, Merger Sub or any of their Affiliates is a party that would permit any of the Lenders or Equity Sponsors to reduce the total amount of the Financing, impose any additional condition precedent to the availability of the Financing or materially delay the availability of the Financing.

Section 4.8 Capitalization of Buyer, Holdings and Merger Sub. As of the date hereof, the authorized membership interests of Buyer consists solely of the membership units described in Section 4.8(i) of the Buyer’s Disclosure Letter (the “Buyer Units”). As of the date hereof, the Buyer Units are held of record and beneficially by the individuals and entities, and in the amounts, as set forth in Section 4.8(i) of the Buyer’s Disclosure Letter. Except as set forth in Section 4.8(ii) of the Buyer’s Disclosure Letter, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate Buyer to issue, transfer or sell any Buyer Units or any investment that is convertible into or exercisable or exchangeable for any such shares. All outstanding share capital of Holdings is, and at the Effective Time will be, owned by Buyer. All outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Holdings. As of the date hereof, each of Buyer, Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and neither has conducted any business prior to the date hereof and has, and prior to the Effective Time, will not have, assets, liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Financing.

Section 4.9 Finder’s Fees; Brokers. None of Buyer, Holdings or Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

Section 4.10 Information Supplied. The information that is supplied in writing by Buyer, Holdings or Merger Sub specifically for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the Effective Time, or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made with respect to any such information to the extent that the Company modifies or otherwise alters the information supplied in writing by Buyer, Holdings or Merger Sub or any of their Representatives prior to its inclusion in the Proxy Statement (or any amendment or supplement thereto) without their approval.

Section 4.11 Other Agreements. None of Buyer, Holdings, Merger Sub, IAAI, or any Equity Sponsor (i) has directly entered, or caused another Person to enter, into any Contract with (x) any officer or director of the Company, (y) any Person that owns five percent (5%) or more of the shares of Company Common Stock in so far as it relates to the Company or any of its Subsidiaries, the Company Common Stock, the Merger or the other transactions contemplated hereby, or (z) any other Person specifically regarding the Merger or the transactions contemplated by this Agreement (other than the Commitment Letters and Contracts between the Equity Sponsors); or (ii) any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock; provided, however, that for purposes of this Section 4.11, Goldman shall not be deemed to directly or indirectly beneficially own, or have sole or shared voting power, with respect to any shares of Company Common Stock owned by any Affiliate of Goldman, except for controlled affiliates (as defined in Rule 12b-2 under the Exchange Act) of Goldman who have received material non-public information from Goldman about the Company, or to which any such Affiliate of Goldman has such voting power. The foregoing representation shall not apply to any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted by Goldman and its Affiliates in the ordinary course of their business; provided that no material non-public information about the Company and received from Goldman was used in connection therewith.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Buyer, Holdings, Merger Sub or any other Person makes any express or implied representation or warranty on behalf of Buyer, Holdings or Merger Sub, and Buyer, Holdings and Merger Sub hereby disclaim any such other representation or warranty.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement or Section 5.1 of the Company’s Disclosure Letter, and except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to preserve in all material respects the assets and properties of the Company and its Subsidiaries in good repair and condition, to keep available the services of the current officers and key employees of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Except as expressly required or expressly permitted by this Agreement or as set forth in Section 5.1 of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend Certificate of Incorporation or Bylaws of the Company or similar organizational documents or agreements of any of the Company’s Subsidiaries;

(b) (i) split, combine or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of the Company’s capital stock or shares of capital stock or other equity interests in any of the Company’s Subsidiaries that is not directly or indirectly wholly owned by the Company any other wholly owned Subsidiary of the Company; or (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other securities except for repurchase of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment;

(c) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any shares of any class of capital stock, voting securities or other ownership interest of, or rights of any kind to acquire any shares of such capital stock, voting securities or other ownership interests of, the Company of any of its Subsidiaries other than: (i) the issuance of Company Common Stock upon exercise of Company Stock Options or vesting of Restricted Stock Units outstanding on the date of this Agreement; (ii) grant of Company Stock Options, Restricted Stock Units, stock awards or other similar equity rights, not to exceed one hundred fifteen thousand (115,000) shares of Company Common Stock subject to such grants; (iii) the issuance of Company Common Stock pursuant to the Company ESPP in accordance with Section 2.4(f)(iii); and (iv) the grant of purchase rights during the current purchase period (as defined in the Company ESPP) pursuant to the Company ESPP in accordance with Section 2.4(f)(iii);

(d) dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets other than in the ordinary course of business consistent with past practice or pursuant to existing Contracts;

(e) incur or assume Indebtedness (A) which is not prepayable without penalty or (B) in excess of Five Million Dollars ($5,000,000.00) in the aggregate or incur or assume any other liability or other obligation or issue any debt securities in excess of Ten Million Dollars ($10,000,000.00) in the aggregate, except in each case (i) for Indebtedness of a Subsidiary of the Company that is incurred or assumed by the Company or another Subsidiary of the Company; (ii) for draws under the Company’s revolving credit facilities or other similar lines of credit in the ordinary course of business not to exceed Thirty Million Dollars ($30,000,000) in the aggregate; or (iii) for increased third party financing necessary or desirable for the receivables portfolio and other transactions associated with loan receivables in connection with the operation of the AFC Business Unit not in excess of Six Hundred Million Dollars ($600,000,000.00) in the aggregate at any date of determination.

(f) (i) make any loans, advances or capital contributions to Persons, in excess of Two Million Dollars ($2,000,000.00) in the aggregate, other than with respect to obligations existing as of the date hereof to wholly owned Subsidiaries of the Company or in connection with the operation of the AFC Business Unit; or (ii) make any loans or advances to any executive officer of the Company or any of its Subsidiaries;

(g) except as required by the SEC, changes in Applicable Law or GAAP or the interpretation or enforcement thereof or as recommended by the Company’s independent auditors, take any material action, other than in the ordinary course of business, with respect to accounting policies or procedures;

(h) waive, release, assign, settle or compromise any (X) governmental complaint or (Y) litigation other than, in respect of clause (Y), settlements of, or compromises for, any litigation where the amounts paid or to be paid are (i) covered, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any material increase in the premiums due under such policies; and (ii) otherwise less than Two Million Dollars ($2,000,000.00) in the aggregate;

(i) except as required by Applicable Law or the interpretation or enforcement thereof, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material federal, state, provincial, local or foreign income Tax liability;

(j) fail to maintain insurance consistent with past practices for the business of the Company and its Subsidiaries, taken as a whole;

(k) except in the ordinary course of business consistent with past practice, dispose of, grant, or permit to lapse, any rights to any Intellectual Property Rights owned by the Company or a Subsidiary of the Company that are material to the operation of the business of the Company and its Subsidiaries, taken as a whole and as currently conducted, obtain any Intellectual Property for a purchase price or payments in excess of Two Million Dollars ($2,000,000.00) in the aggregate, or dispose of or disclose without a nondisclosure agreement or outside the ordinary course of business to any Person, other than Representatives of the Buyer Parties, any Trade Secret owned or used by the Company or a Subsidiary of the Company that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole and as currently conducted;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(m) write up, write down or write off the book value of any assets of the Company or its Subsidiaries, other than in the ordinary course of business and consistent with past practice or as may be required by GAAP or the interpretation or enforcement thereof or as recommended by the Company’s independent auditors;

(n) materially amend, modify, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Material Contract (or material Contract with a Major Customer) or enter into any Contract that would be a Material Contract (or material Contract with a Major Customer) if entered into prior to the date hereof, in each case, other than (i) in the ordinary course of business and consistent with past practice or (ii) with respect to the increased third party financing necessary and customary for the receivables portfolio and other transactions associated with loan receivables in connection with the operation of the AFC Business Unit not in excess of Six Hundred Million Dollars ($600,000,000.00) in the aggregate at any date of determination;

(o) directly or indirectly, acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any Person (or division thereof) or any property or assets (i) exceeding One Million Dollars ($1,000,000.00) in any single transaction or Five Million Dollars ($5,000,000.00) in the aggregate for all transactions or (ii) that could reasonably be expected to materially delay the consummation of the Merger, including the expiration of any waiting period required with respect to the Merger under the HSR Act;

(p) except as set forth in Section 5.1(p) of the Company’s Disclosure Letter, authorize or make any capital expenditure exceeding One Million Dollars ($1,000,000.00) in any single transaction or Five Million Dollars ($5,000,000.00) in the aggregate for all transactions; or

(q) enter into any Contract with respect to, or authorize or commit to do, any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.1, (1) nothing in this Section 5.1 shall prohibit the Company from dissolving any of its Subsidiaries and/or merging or amalgamating any of its Subsidiaries; and (2) the Company may engage in the transactions permitted under Section 5.2 below. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (A) nothing contained in this Agreement gives any of the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time; and (B) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

Section 5.1.1 Consultation. Notwithstanding anything to the contrary in Section 5.1, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall comply with the obligations set forth in Section 5.1.1 of the Company’s Disclosure Letter.

Section 5.1.2 Company Conduct. Notwithstanding anything to the contrary in Section 5.1 or Section 5.1.1, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, do any of the actions set forth in Section 5.1.2 of the Company’s Disclosure Letter without the prior written consent of Buyer, except for such actions as are expressly contemplated by contracts or other items set forth expressly in sections of the Company’s Disclosure Letter other than Section 5.1.2.

Section 5.2 Compensation Plans. Except (i) as expressly required by this Agreement; (ii) as set forth in Section 5.2 of the Company’s Disclosure Letter; (iii) as expressly required by Applicable Law; or (iv) as expressly required pursuant to existing contractual arrangements, contractual commitments or corporate policies with respect to bonuses, change of control, severance or termination pay in existence on the date of this Agreement and disclosed in a Company SEC Report filed prior to the date of this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, neither the Company nor any Subsidiary of the Company shall do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) enter into, adopt or amend any Company Employee Plans or any Canadian Employee Plans to materially increase the benefits thereunder;

(b) grant or become obligated to grant any increase in the compensation, severance or fringe benefits of existing directors or employees, except in the case of existing non-officer employees normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice;

(c) make any material change in, or enter into any employment or similar Contract with, any director, employee or officer except for employment Contracts with new non-officer employees in the ordinary course of business consistent with past practice; provided that such Contracts do not grant any severance, change of control or termination pay to such individuals; or

(d) enter into or renew any Contract with any director, employee, officer, consultant or independent contractor that provides for the payment to any such Person of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by this Agreement.

Section 5.3 No Solicitation.

(a) Except as otherwise expressly permitted by this Section 5.3, the Company shall not (and shall cause each of its Subsidiaries not to), and shall not authorize or permit any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) or take any other action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an Alternative Transaction, (ii) enter into discussions or negotiate with (or provide any non-public information to or otherwise afford access to the properties, books or records of the Company or any of its Subsidiaries) any Person in connection with any proposal relating to an Alternative Transaction, (iii) agree to or enter into any letter of intent or similar agreement in principle or other Contract with respect to, or approve or recommend or otherwise endorse or support, any proposal relating to an Alternative Transaction or (iv) grant any waiver or release under any standstill or similar agreement to which the Company is a party (including any agreement entered into in connection with the solicitation of proposals by UBS Investment Bank) to any Person. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective Representatives to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, a proposal relating to an Alternative Transaction.

(b) The Company shall promptly request that all confidential information previously furnished to any Third Party relating to an Alternative Transaction be returned or destroyed in accordance with the confidentiality agreement entered into with such Third Party and shall deny access to any data room (virtual or actual) containing any such information to any such Third Party.

(c) The Company shall promptly notify Buyer orally and in writing of all material terms of any proposals received by the Company or by any of its Subsidiaries or their respective Representatives relating to any Alternative Transaction, any material changes thereto, or any other requests for information, discussions or negotiations relating thereto, specifying, in each case, the material terms and conditions thereof and the identity of the party making such inquiry, proposal or request.

(d) The Company shall notify its Representatives of the restrictions described in this Section 5.3. The Company agrees that it shall use reasonable best efforts to ensure that any Representative of the Company or any of its Subsidiaries do not violate any of the restrictions set forth in this Section 5.3.

(e) At any time prior to the receipt of the Requisite Stockholder Vote, nothing contained in this Agreement shall prohibit the Board of Directors of the Company, the Company, and each of its Representatives from furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any Person in connection with an unsolicited written bona fide proposal by such Person relating to an Alternative Transaction received after the date hereof if, and only if prior to taking such action, (A) the Board of Directors of the Company determines that such proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the Board of Directors of the Company, after consultation with the Company’s outside legal counsel determines in good faith that such action is necessary for the Company’s Board of Directors to comply with its fiduciary duties to the Company’s stockholders, (C) the receipt of such proposal did not result from a breach of this Section 5.3; provided that prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company (1) provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and promptly provides Buyer any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person making such proposal or its Representatives which was not previously provided to any of the Buyer Parties, and (2) the Company receives from such Person an executed confidentiality agreement with terms that are comparable to and no less restrictive than those set forth in the Confidentiality Agreement.

(f) Nothing contained in this Agreement shall (i) prohibit the Company’s Board of Directors, the Company and its Representatives from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or making such disclosures to the Company’s stockholders as, in the good faith determination of the Company’s Board of Directors, after consultation with its outside legal counsel, is required by Applicable Law; or (ii) prohibit or restrict the Board of Directors of the Company from amending, modifying or withdrawing the Company Board Recommendation (any such action, a “Change in Recommendation”), to the extent that the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary duties to the Company’s stockholders.

(g) Neither the Board of Directors of the Company nor any committee thereof shall (i) approve, nor shall the Company enter into, any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to any Alternative Transaction or (ii) approve or recommend or publicly propose to approve or recommend any Alternative Transaction. Notwithstanding the foregoing, if, prior to receipt of the Requisite Stockholder Vote, the Board of the Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, that a Superior Proposal has been made, the Board of Directors of the Company may, subject to compliance with the provisions of this Section 5.3(g), (x) approve or recommend such Superior Proposal, (y) cause the Company to enter into a binding definitive agreement with respect to, and containing the terms of, such Superior Proposal (a “Superior Proposal Agreement”) and (z) terminate this Agreement in accordance with Section 8.1(f); provided, however, that prior to taking any such action (A) the Company shall have delivered to Buyer at least five (5) Business Days’ prior notice of its intention to terminate this Agreement in accordance with Section 8.1(f) (which notice shall contain the material terms and conditions of such Superior Proposal, including the identity of the party making such proposal), it being understood that any amendment to the financial or other material terms of such Superior Proposal shall require a new five (5) Business Day period to afford Buyer the opportunity to negotiate as contemplated below; (B) during such five (5) Business Day period the Company shall have cooperated and negotiated with Buyer (to the extent Buyer wishes such cooperation) to enable Buyer to make such adjustments in the terms and conditions of this Agreement such that it is able to make a Superior Offer if it wishes to do so; and (C) after taking into account any revised proposal that may be made by Buyer since receipt of the notice described above, the Company’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that Buyer has not made a Superior Offer on or prior to the expiration of such five (5) Business Day period, then, and only then, the Company’s Board of Directors may enter into a Superior Proposal Agreement and concurrently terminate this Agreement pursuant to Section 8.1(f).

(h) Nothing contained in this Agreement shall prohibit the Company from filing with the SEC a current report on Form 8-K to report the execution of this Agreement and file a copy of this Agreement and any ancillary agreement as exhibits to such a report.

Section 5.4 Conduct of Business by Buyer Parties Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as required by this Agreement, no Buyer Party shall, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer, Holdings, Merger Sub, the Subsidiaries of Buyer, the Equity Sponsors and IAAI shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the other transactions contemplated by this Agreement or the expiration or termination of any waiting period under Applicable Law; or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholder Approvals. As promptly as practicable after the date of this Agreement, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the approval and adoption of this Agreement and the Merger. The Company, acting through its

Board of Directors, and subject to the provisions of Section 5.3(f) and Section 5.3(g) will (i) recommend to its stockholders the approval and adoption of this Agreement and the Merger (the “Company Board Recommendation”), and shall include such recommendation in the Proxy Statement; and (ii) not rescind its authorization or approval of this Agreement and the Merger, subject in each case to the Company making a Change in Recommendation pursuant to the provisions of Section 5.3(f) and Section 5.3(g) hereof. Subject to Section 5.3(f) and Section 5.3(g), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and will use reasonable best efforts to take all other action necessary or advisable to secure the vote or consent of its stockholders required by Applicable Law to obtain such approvals. The Company shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer.

Section 6.2 Proxy Statement.

(a) The Company shall prepare and file with the SEC as soon as practicable a preliminary Proxy Statement, which shall comply as to form in all material respects with the requirements of the Exchange Act, and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response, comments reasonably proposed by the other party. In addition, the Company will provide Buyer with the opportunity to participate in any substantive conference calls or discussions between the Company and the SEC, or any Representative of the Company and the SEC, concerning the Proxy Statement.

(b) Buyer shall furnish the Company with all information concerning Buyer required for use in the Proxy Statement, and Buyer shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto. Buyer shall vote or cause to be voted by proxy or otherwise all shares of Company Common Stock held or voting of which is controlled by, directly or indirectly, the Buyer Parties for the approval and adoption of this Agreement and the Merger.

Section 6.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, financing sources, counsel and other Representatives of the Buyer Parties, reasonable access at normal business hours, during the period prior to the Effective Time, to all of their properties, books, Contracts, commitments, work papers, financial information and records. The Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning their business, properties and personnel and such other financial and operating data and other information as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals or Representatives) for discussion of the business, properties and personnel of the Company and the Subsidiaries of the Company as Buyer may reasonably request. The Company shall, with respect to fiscal months ending after the date of this Agreement, furnish to Buyer promptly, such financial information as is customarily provided to the Company’s management for each fiscal month then ended. Buyer shall use reasonable best efforts to schedule and coordinate with the Company (i) all inspections, onsite procedures or investigations (including any onsite environmental investigations or studies); (ii) contacts or discussions with any employees, agents or Representatives of the Company or any Subsidiary of the Company (other than senior officers of the Company); and (iii) contacts or discussions with any landlords/sublandlords, customers, suppliers or licensees or franchisees of the Company or any Subsidiary of the Company, and shall give the Company prior notice thereof, setting forth such inspection, contact or discussion that Buyer or its Representatives intend to conduct. Except for inspections of information or other due diligence documents, the Company shall be entitled to have Representatives present at all times during any such inspection, contact or discussion. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company shall be required to provide access to any information, property or personnel if (w) the Company believes in good faith that such access is prohibited by the terms of any Contract entered into prior to the date hereof, (x) such access would, in the Company’s good faith opinion after consultation with legal counsel, result in a loss of the Company’s attorney-client, work product or similar legal privilege (it being understood that in the case of clause (w) and (x), the parties shall each use reasonable best efforts to cause the maximum amount of such information to be provided in a manner that does not result in such violation), (y) any Applicable Law requires the Company to restrict or prohibit access to any such information, properties or personnel, or (z) such access would unreasonably disrupt the businesses and operations of the Company or any Subsidiary of the Company. The relevant parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence applies. Notwithstanding anything to the contrary contained in this Agreement, no investigation pursuant to this Section 6.3 or otherwise shall affect the representations, warranties, covenants or agreements set forth herein or any condition to the obligations of the parties hereto or any remedies available to the parties hereunder.

(b) The Buyer Parties shall keep all information obtained pursuant to this Section 6.3 confidential in accordance with the terms of the non-disclosure agreement, entered into on September 5, 2006 (the “Confidentiality Agreement”) between Kelso & Company and the Company.

Section 6.4 Consents; Approvals.

(a) The Company and Buyer shall coordinate and cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders needed to consummate and make effective the Merger and the other transactions contemplated by this Agreement; provided that the Company shall not be required to make any payments to Third Parties other than Governmental Authorities. Without limiting the generality of the foregoing, each party shall use its reasonable best efforts to file promptly the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the premerger notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice, but in any event by no later than January 12, 2007. Each party shall respond promptly to any request for additional information that may be issued by either the Federal Trade Commission or the Department of Justice and shall use its reasonable best efforts to assure that the waiting period required by the HSR Act has expired or been terminated on or prior to the date that is thirty (30) days after such filing. If the transactions contemplated by this Agreement exceed the relevant thresholds under the Competition Act, each of the Company and Buyer shall use its reasonable best efforts to file its respective premerger notification form, and all other documents to be filed in connection therewith, required by the Competition Act and the premerger notification regulations promulgated thereunder with the Canadian Competition Bureau as soon as practicable following the date hereof, but in any event within ten (10) Business Days following the date hereof. Each party shall respond promptly to any request for additional information that may be issued by the Canadian Competition Bureau and shall use its reasonable best efforts to assure that the waiting period required by the Competition Act has expired or been terminated on or prior to the date that is fourteen (14) days after such filings.

(b) Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby. Each of Buyer and the Company shall make all necessary filings with Governmental Authorities, including the SEC.

(c) Notwithstanding anything to the contrary contained in this Section 6.4, none of Buyer, Holdings, Merger Sub, any Equity Sponsor or any of their respective Affiliates, including IAAI, shall be required, in order to resolve any objections asserted by any Governmental Authority under the HSR Act, the Competition Act or any other foreign antitrust or combination Laws with respect to the transactions contemplated by this Agreement, to (i) divest any of their businesses, properties or assets (or any businesses, properties or assets of the Company or any of its Subsidiaries, whether to take effect at the Effective Time or otherwise) that (without giving effect to the Merger) are material or that would reasonably be expected to materially impair the expected benefits of, or cause a material reduction in the expected synergies associated with, the Merger; (ii) take or agree to take any other material action (including agreeing to hold separate any material business or assets or take other similar actions); or (iii) agree to any other material limitation or restriction; provided, however, each of Buyer, Holdings, Merger Sub, Equity Sponsor and their respective Affiliates, including IAAI, shall be required, in order to resolve any such objections, to divest any of their or the businesses, properties or assets of the Company or any of its Subsidiaries that are not material, or take or agree to take any other action, limitation or restriction that is not material.

Section 6.5 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 7.2(a) or Section 7.3(a), as the case may be, shall not be met; (ii) any failure of the Company, Buyer, Holdings or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(b) or Section 7.3(b), as the case may be, shall not be met; (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause a Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be; and (iv) the receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (X) be given any effect for the purpose of (A) determining the accuracy of any of the representations and warranties made by the party delivering such notice; or (B) determining whether any of the conditions set forth in ARTICLE VII has been satisfied; or (Y) limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(b) or Section 7.3(b) unless the failure to give such notice results in material prejudice to the other party. Buyer shall give prompt notice to the Company if the authorized number of Buyer Units, the record and beneficial holders of the Buyer Units or the number of shares held by them are different from the information set forth in Section 4.8(i) of the Buyer’s Disclosure Letter. Should any such fact, condition or occurrence referenced herein require any change in the Company’s Disclosure Letter or the Buyer’s Disclosure Letter, as the case may be, the Company or Buyer, as applicable, will promptly deliver to the other party a supplement to the respective disclosure letter specifying such change; provided, however, that any such supplement or notice delivered pursuant to this Section 6.5 will not (a) be deemed to become part of, or amend or otherwise effect, the disclosure letter of the party delivering such supplement or notice; (b) qualify or constitute an exception to the representations and warranties of such party made as of the date of this Agreement and as of the Closing Date; (c) have any effect on the conditions to closing set forth in ARTICLE VII; or (d) limit or otherwise affect the remedies available hereunder to the party receiving such notice. The delivery of any such notice by itself shall not be deemed an admission or an acknowledgement (x) that the subject matter of such notice is material or would have a Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, or is outside of the ordinary course of business or inconsistent with past practice; or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement. In addition, the Company shall keep Buyer informed, on a current basis, of any material events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that Buyer, its members, stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

Section 6.6 Further Assurances. Upon the terms and subject to the conditions hereof, and in the case of the Company further subject to exceptions related to the fiduciary duties of the Company’s Board of Directors set forth in Section 5.3(e), Section 5.3(f) and Section 5.3(g), each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between the Company and Buyer, as the case may be, or any of their respective Subsidiaries, and any Third Party and/or any Governmental Authority with respect to such transactions. The Company and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

Section 6.7 Public Announcements. Buyer and the Company shall consult with each other before issuing any press release, or making any public announcement or filing with a Governmental Authority, with respect to the Merger or this Agreement and shall not issue any such press release, or make any such public statement or filing without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, or make such public statement or filing as if may upon the advice of counsel be required by Applicable Law or a Governmental Authority if it has used reasonable efforts to consult with the other party.

Section 6.8 Taxes. The Company shall use reasonable best efforts to consult with Buyer in the preparation, execution and filing of all material Tax Returns, questionnaires, applications or other documents regarding any Taxes, or any transfer, recording, registration and other fees, which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. For U.S. federal, state and local income Tax purposes, Buyer, Holdings, Merger Sub and the Company agree to treat the Merger as the purchase by Buyer, for the Merger Consideration, of the outstanding shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.4(e) of this Agreement, in which holders of those shares will recognize gain or loss.

Section 6.9 Director and Officer Liability.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent or fiduciary of the Company or any of the Subsidiaries of the Company may have under any employment or indemnification agreement entered into prior to the date hereof (or following the date hereof in compliance with Section 5.1 hereof) or under the Certificate of Incorporation or Bylaws of the Company or this Agreement or, if applicable, charter, bylaws, partnership agreements, limited liability company agreement or similar organizational documents of any of the Subsidiaries of the Company, from and after the Effective Time, the Buyer Parties and the Surviving Corporation shall: (i) indemnify and hold harmless each person who is, at the date hereof or during the period from the date hereof through the Effective Time, serving as a director, officer, trustee, employee, agent or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s consent; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security; provided that the applicable Indemnified Party agrees to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of the Buyer Parties and the Surviving Corporation pursuant to this Section 6.9(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.9(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, claim, suit, arbitration, mediation or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, claim, suit, arbitration, mediation or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its

Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.9(a), including any action, claim, suit, arbitration, mediation or proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; provided, however, that the Surviving Corporation shall not be obligated pursuant to this Section 6.9 to pay the fees and expenses of more than one counsel (to be mutually agreed upon in good faith by the Surviving Corporation and a plurality of the Indemnified Parties; provided, however, solely with respect to Indemnified Parties comprising of a majority of the directors of the Company, such counsel shall be selected exclusively by a plurality of such Indemnified Parties if the Surviving Corporation and such Indemnified Parties cannot reasonably agree upon such counsel within thirty (30) days for all Indemnified Parties with respect to any single Claim or related Claims (in addition to local counsel if determined by the Indemnified Parties, in good faith, to be necessary) except to the extent that the Surviving Corporation and a plurality of the Indemnified Parties reasonably agree in good faith that two or more of such Indemnified Parties have, or may reasonably be expected to have, conflicting interests that makes the retention of separate counsel (to be selected by a plurality of the Indemnified Parties, with the consent of the Surviving Corporation, not to be unreasonably withheld, delayed or conditioned) appropriate or necessary; and provided, however, that should the Surviving Corporation and an Indemnified Party mutually determine in good faith that it and an Indemnified Party have, or may reasonably be expected to have, conflicting interests, such Indemnified Party may select separate counsel. None of the Buyer Parties or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, arbitration, mediation, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, action, suit, arbitration, mediation, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Without limiting the foregoing, Buyer, Holdings and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents or fiduciaries of the Company or any of its Subsidiaries as provided in the Certificate of Incorporation and Bylaws of the Company (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries in existence on the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years after the Effective Time, Buyer shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the date hereof or the Effective Time (or Buyer and/or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time on terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carriers); provided that Buyer and/or the Surviving Corporation shall first use its reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions covering claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted for the full six (6)-year period referred to above, and only if it is unable after exerting reasonable best efforts, to obtain such a “tail” policy, Buyer and/or the Surviving Corporation shall be required to obtain such coverage from such carriers in annual policies; provided, however, that in no event shall Buyer and/or the Surviving Corporation be required to expend on an annual basis in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage (or a one time cost of three hundred percent (300%) of such annual premium in the case of a “tail” policy); and provided, further, that if the annual premium for such coverage exceeds such annual amount, Buyer and/or the Surviving Corporation shall purchase a policy with the greatest coverage available for such two hundred fifty percent (250%) of the current annual premium (or a one time cost of three hundred percent (300%) of such annual premium in the case of a “tail” policy); and provided, further, that if certain elements of coverage of such directors’ and officers’ liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, then neither Buyer nor the Surviving Corporation will be required to provide such coverage.

(d) The provisions of this Section 6.9 are intended for the benefit of, and may be enforced by, each Person entitled to indemnification under this Section 6.9 and shall be binding on Buyer, Holdings and the Surviving Corporation and its successors and assigns.

(e) In the event Buyer, Holdings or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer Parties or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 6.9.

Section 6.10 Action by Buyer and Company’s Boards. Prior to the Effective Time, the Boards of Directors of Buyer and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Merger and the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act; such steps as set forth in the SEC’s no action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP shall be deemed sufficient for these purposes.

Section 6.11 Employee Benefits.

(a) U.S. Continuing Employees.

(i) From and after the Effective Time until December 31, 2007, Buyer shall, or shall cause the Surviving Corporation or any Subsidiary thereof to, establish and maintain compensation (including, without limitation, base salary, commission, and bonus opportunities) and benefit plans and arrangements (including, without limitation, vacation policies, retirement benefits, health, welfare and fringe benefits, and any severance or similar arrangements for any Person terminated during such period from and after the Effective Time until December 31, 2007 but excluding any equity-based benefits, individual employment agreements, individual change in control agreements and each of the ADESA, Inc. Director Compensation Deferral Plan, ADESA, Inc. 2005 Supplemental Retirement Plan and Supplementary Retirement Plan for Designated Employees of ADESA Canada Inc. and its Subsidiary and Associated Companies) for all employees of the Company and Subsidiaries of the Company who are located in the United States and will continue employment with Buyer, the Surviving Corporation or any Subsidiary thereof after the Effective Time (the “U.S. Continuing Employees”) that, in the aggregate, are no less favorable than those provided by the Company and Subsidiaries of the Company to the U.S. Continuing Employees as of the Effective Time; it being understood that the exclusion set forth above shall not be understood to effect the enforceability or terms of existing benefit plans or agreements other than as expressly set forth herein. Buyer shall, or shall cause the Surviving Corporation or any Subsidiary thereof that employs any U.S. Continuing Employees to, give each U.S. Continuing Employee credit for service with the Company and Subsidiaries of the Company prior to the Effective Time for purposes of eligibility and vesting under any benefit plan maintained by the Surviving Corporation or any Subsidiary thereof in which U.S. Continuing Employees are or become eligible to participate except where such crediting would: (x) result in a duplication of benefits or (y) otherwise cause Buyer, the Surviving Corporation or any Subsidiary thereof to accrue or pay for benefits that relate to any time period prior to the U.S. Continuing Employee’s participation in such plan. Buyer agrees and agrees to cause the Surviving Corporation or any Subsidiary thereof to, (A) provide coverage for the U.S. Continuing Employees as of the Effective Time either under its medical, dental, and health plans or under such other comparable plans or arrangements as are mutually agreed upon by the parties; (B) secure the waiver of any preexisting condition limitations, waiting periods, or actively-at-work requirements imposed by any such plans; (C) cause such plans to honor any expenses incurred by the U.S. Continuing Employees and their beneficiaries or eligible dependants under similar plans of the Company and Subsidiaries of the Company during the portion of the calendar year prior to the Effective Time for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under any such plans; and (D) honor all vacation, sickness, leave, holiday and personal days accrued by the U.S. Continuing Employees prior to the Closing.

(ii) Nothing in this Section 6.11(a) is intended to create any employment obligation with any U.S. Continuing Employees other than as employees at will who may be terminated with or without cause.

(b) International Continuing Employees. In compliance with Applicable Law, at and after the Effective Time, the employment of the employees of the Company and the Subsidiaries of the Company located in Canada and Mexico (the “International Continuing Employees” and, together with the U.S. Continuing Employees, the “Continuing Employees”) shall, immediately following the Effective Time, continue with Buyer, the Surviving Corporation or a Subsidiary thereof. Until December 31, 2007, such employment shall be on the same terms and conditions of employment, including, without limitation, compensation and benefit plans and arrangements (including, without limitation, vacation policies, retirement benefits, health, welfare and fringe benefits, and any severance or similar arrangements) that, in the aggregate, are no less favorable than those provided by the Company and the Subsidiaries of the Company to the International Continuing Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit Buyer, Holdings, the Surviving Corporation or a Subsidiary thereof from terminating any particular International Continuing Employee following the Effective Time.

(c) At the Effective Time, Buyer will, or will cause the Surviving Corporation or any Subsidiary thereof to, honor the severance payments and benefits accrued or payable under (i) the previously disclosed plans, programs, arrangements and agreements with respect to the employees of the Company and the Subsidiaries of the Company set forth in Section 6.11(c) of the Company’s Disclosure Letter (it being understood that only such plans, programs, arrangements and agreements containing severance payments and benefits individually in excess of Ten Thousand Dollars ($10,000.00) are required to be so set forth in such schedule; provided, however, that not setting forth such plans, programs, arrangements or agreements individually not in excess of Ten Thousand Dollars ($10,000.00) in Section 6.11(c) of the Company’s Disclosure Letter shall in no way affect the obligation of Buyer, the Surviving Corporation or any Subsidiary thereof, as applicable, to honor the severance payments and benefits accrued or payable under such plans, programs, arrangements or agreements), and on the terms of such plans, programs, arrangements and agreements as in effect on the date hereof; provided, however, that subject to compliance with Section 6.11(a) and Section 6.11(b), nothing herein shall preclude termination or amendment of such plans, programs, arrangements and agreements; or (ii) such previously disclosed severance plans, programs, arrangements and agreements that may be entered into before the Effective Time as required, permitted or otherwise contemplated in accordance with Section 5.2; provided, however, that subject to compliance with Section 6.11(a) and Section 6.11(b), nothing herein shall preclude termination or amendment of such plans, programs, arrangements and agreements. The Buyer Parties acknowledge and agree that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a “change of control” of the Company and its Subsidiaries for purposes of such plans, programs, arrangements and agreements, and agrees to honor the provisions under such plans, programs, arrangements and agreements relating to a change of control.

Section 6.12 No Solicitation of Employees Prior to Close. Without the prior written consent of the Company, prior to the Effective Time, none of Buyer, Holdings, Merger Sub, IAAI, or any Equity Sponsor, directly or indirectly, shall solicit for employment, discuss potential employment opportunities with, or hire any employee of the Company or any of its Subsidiaries; provided that the foregoing restriction shall not prevent (i) any Buyer Party from discussing with the Chief Executive Officer of the Company (and those executive officers designated by the Chief Executive Officer of the Company) the employment of any employee by Buyer or the Surviving Corporation in connection with consummation of the Merger; (ii) any Buyer Party from employing any Company employee upon the consummation of this Merger; or (iii) Buyer, Holdings, Merger Sub, IAAI, or any Equity Sponsor from making general solicitations for employment or employing any person who either responds to such general solicitations or otherwise contacts such party on his or her own initiative without solicitation, directly or indirectly, by Buyer, Holdings, Merger Sub, IAAI or any Equity Sponsor in contravention of the restrictions set forth in this Section 6.12. The provisions of this Section 6.12 supersede any and all prior agreements relating to solicitation of employees of the Company or any of its Subsidiaries, including such provisions set forth in the Confidentiality Agreement.

Section 6.13 Financing.

(a) Buyer, Holdings and Merger Sub shall use their reasonable best efforts to (i) arrange for the Financing on the terms and conditions described in the Commitment Letters; (ii) enter into definitive agreements with respect to the Financing; (iii) satisfy all conditions applicable to Buyer, Holdings and Merger Sub in such definitive agreements that are within their control; and (iv) consummate the Financing no later than the earlier of (A) the last day of the Marketing Period and (B) the Final Date. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters for any reason, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources, as promptly as practicable following the occurrence of such event, but in no event later than the earlier of (A) the last day of the Marketing Period and (B) the Final Date; provided that such obligation shall be limited to obtaining alternative financing on comparable or more favorable terms, in the aggregate, to Buyer than as contemplated by the Commitment Letters (as determined in the reasonable good-faith judgment of Buyer). Buyer shall promptly (but in any event within five (5) Business Days) provide the Company with the documentation evidencing the alternative sources of financing and shall give the Company prompt notice (but in any event within five (5) Business Days) of it (or any of the Equity Sponsors or IAAI) becoming aware of any material breach by any party to the Commitment Letters or any termination of the Commitment Letters. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for the Financing (or replacements thereof), including providing the Company with information about the equity rollover and refinancing of IAAI as the Company may reasonably request, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters (or replacements thereof) without first consulting with the Company.

Without first obtaining the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not directly or indirectly take any action that (x) would or would be reasonably expected to result in the Financing not being available at or prior to the earlier of (A) the last day of the Marketing Period and (B) the Final Date, or (y) would have a Buyer Material Adverse Effect. For the avoidance of doubt, in the event (X) all or any portion of the Debt Financing structured as high yield financing has not been consummated; (Y) all closing conditions contained in Section 7.1, Section 7.2 and Section 7.3 (other than the actual delivery of the certificates described therein and the actual receipt of the proceeds from the Debt Financing) have been satisfied; and (Z) the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge financing obtained in accordance with this Agreement) are available on the terms and conditions described in the Debt Commitment Letters (or replacements thereof), then Buyer, Holdings and Merger Sub shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the earlier of (A) the last day of the Marketing Period and (B) the Final Date.

(b) The Company shall and shall cause its Subsidiaries and their respective Representatives to provide to Buyer all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably required by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; and provided, further, that none of the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time) including, without limitation, (i) using reasonable best efforts to cause its officers and employees to be available, during normal working hours and upon reasonable notice, to meet with the Lenders or Equity Sponsors in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies; (ii) using reasonable best efforts to assist with the preparation of disclosure materials customarily included in documents associated with this type of Financing and reasonably required in connection with the Financing; (iii) using reasonable best efforts to cause its independent accountants, consistent with their customary practice, to provide reasonable assistance and cooperation to Buyer, including, without limitation, accounting due diligence sessions, and providing consent to Buyer to use their audit reports relating to the Company and any “comfort letters,” in each case on customary terms and consistent with their customary practice in connection with the Financing; (iv) executing and delivering definitive financing documents, including pledge and security documents, subsidiary guarantees or other certificates, legal opinions of the Company’s counsel regarding customary corporate matters or documents as may be reasonably requested by Buyer and reasonably required in connection with the Financing (including certificates of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including, without limitation, assisting Buyer in the preparation and negotiation of mortgages, granting such mortgages, assisting in obtaining title policies, resolving exceptions on such title policies which are objected to by the lenders of the Debt Financing); provided that no obligation of the Company or any of its Subsidiaries under any such agreement, document or pledge shall be effective until the Effective Time; (v) providing access to people and information as set forth in Section 6.3; (vi) using reasonable best efforts to obtain surveys and title insurance reasonably requested by Buyer and required in connection with the Financing; (vii) using reasonable best efforts to furnish to Buyer and its financing sources with the Required Financial Information and all other financial information regarding the Company reasonably requested by Buyer and required in connection with the Financing, including all financial statements and data of the type required by Regulation S-X and Regulation S-K, including audits thereof to the extent so required, and the other accounting rules and regulations of the SEC, that is of the type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters; (viii) taking all actions reasonably requested by Buyer and otherwise required in connection with the Financing to (A) permit the Lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, consistent with customary practice in connection with the Financing; provided that no right of any Lender, nor obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time; (ix) entering into one or more credit or other agreements on terms reasonably satisfactory to Buyer as required in connection with the Financing immediately prior to the Effective Time; provided that the Company shall not be required to enter into any purchase agreement for any high-yield debt financing; provided, further, that no obligation of the Company or any of its Subsidiaries under such credit or other agreement shall be effective until the Effective Time; and (x) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Buyer and consistent with customary practice to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effective Time. The Company and its counsel shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Financing, and Buyer/Holdings/Merger Sub shall include in such memoranda, documents or other materials, comments reasonably proposed by the Company. If this Agreement is terminated for any reason, Buyer shall use reasonable best efforts to cause the voiding, termination and/or destruction of all documents executed by the Company or any of its Subsidiaries in connection with their cooperation in the Financing. For the avoidance of doubt, the Company’s obligation to reasonably cooperate with Buyer in connection with the arrangement of the Financing shall apply to the Financing solely with respect to the Merger and the other transactions contemplated thereby, and neither the Company or any of its Subsidiaries, nor any of their respective officers or directors shall be required to execute any certificate, representation letter or other certification, or to deliver, or cause to be delivered, any legal opinion that is not customary or would be unreasonable for the offering(s) of debt securities contemplated by the Debt Commitment Letters.

(c) All non-public information or otherwise Proprietary Information (as defined in the Confidentiality Agreement) regarding the Company obtained by any of the Buyer Parities or its Representatives pursuant to Section 6.13(b) shall be kept confidential in accordance with the Confidentiality Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, each of the Debt Commitment Letters and the Equity Commitment Letters may be superseded at the option of Buyer after the date of this Agreement but prior to the Effective Time by instruments (the “New Commitment Letters”) which replace the existing Debt Commitment Letters or the existing Equity Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided that (i) the New Commitment Letters do not decrease the aggregate Equity Financing as set forth in the Equity Commitment Letters delivered on the date hereof, (ii) any new or substitute Equity Sponsors enter into guarantees with the Company on substantially the same terms as the Guarantee, (iii) the New Commitment Letters provide for bridge financing on comparable or more favorable terms, in the aggregate, to Buyer than the terms contemplated by the Debt Commitment Letters delivered on the date hereof, (iv) Buyer in good faith believes that the financing contemplated by the New Commitment Letters would not or would not reasonably be expected to result in the Financing not being available at or prior to the earlier of (A) the last day of the Marketing Period and (B) the Final Date, and (v) Buyer provides written notice to the Company of such an occurrence concurrently with notice of the same to the other Equity Sponsors or Lenders, as applicable. In such event, the terms “Commitment Letters,” “Equity Commitment Letters” and “Debt Commitment Letters” as used herein shall be deemed to include the New Commitment Letters to the extent then in effect, and the term “Equity Sponsors” as used herein shall be deemed to include any new or substitute equity sponsors; provided, further, that in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters delivered on the date hereof, the second sentence of Section 6.13(a), and not this Section 6.13(d) shall govern with respect to the terms of any replacement financing to be obtained after any portion of the Financing becomes unavailable as described therein.

Section 6.14 No Acquisition of Shares. None of Buyer, Merger Sub, IAAI or any Equity Sponsor shall acquire direct or indirect beneficial ownership of any shares of Company Common Stock prior to the earlier of the termination of this Agreement or the Effective Time; provided, however, that for purposes of this Section 6.14, Goldman shall not be deemed to directly or indirectly beneficially own any shares of Company Common Stock owned by any Affiliate of Goldman, except for controlled affiliates (as defined in Rule 12b-2 under the Exchange Act) of Goldman who have received material non-public information about the Company. Notwithstanding the foregoing, (i) this Section 6.14 shall in no way limit the activities of Goldman and its Affiliates, and (ii) Goldman and its Affiliates may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business; provided that no material non-public information about the Company and received from Goldman shall be used in connection therewith.

Section 6.15 Merger Sub and Holdings. Buyer shall cause Merger Sub and Holdings to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.16 Third Party Consents. The Company shall use reasonable best efforts, to the extent requested by Buyer, to obtain and deliver to Buyer at or prior to the Closing, all consents, waivers, approvals and notices reasonably required under each material Contract, including those Contracts set forth on Section 6.16 of the Company’s Disclosure Letter.

Section 6.17 Stockholder Litigation. The Company shall promptly advise Buyer orally and in writing of any stockholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Buyer fully informed regarding any such stockholder litigation. The Company shall give Buyer the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give consideration to Buyer’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18 Existing Indebtedness. At the Effective Time, the Buyer shall deposit or cause to be deposited with the Trustee under the Company Notes Indenture sufficient immediately available funds to effect the satisfaction and discharge of the Company Notes. The Company shall, at the request of Buyer, take any actions reasonably requested by Buyer to facilitate the satisfaction and discharge of the Company Notes pursuant to Section 12.01 of the Company Notes Indenture, and, subject to Buyer’s compliance with the previous sentence, the Company shall satisfy and redeem such Company Notes in accordance with the terms of the Company Notes Indenture at the Effective Time, including the provision of instructions to the Trustee and the delivery of an Officer’s Certificate and an Opinion of Counsel to the Trustee set forth in Section 12.01 of the Company Notes Indenture. The Company and Buyer shall cooperate with each other to ensure that all of the conditions to an effective satisfaction and discharge described in Section 12.01 of the Company Notes Indenture are satisfied and complied with concurrently with the Effective Time in accordance with the terms of the Company Notes Indenture.

Section 6.19 Repayment and Termination of Existing Credit Facility. The Company shall, with immediately available funds provided by Buyer at the Effective Time, repay in full all Indebtedness under the Credit Facility and terminate the commitments and agreements evidencing the Credit Facility and the Hedge Agreements. In connection therewith, Buyer shall take all actions reasonably requested by the Company to facilitate such prepayment and termination which actions shall include, without limitation, the following: (a) the Buyer shall deposit or cause to be deposited, not later than at the Effective Time, with the Credit Facility Agent all amounts specified by the Credit Facility Agent as being necessary to cash collateralize any letters of credit outstanding under the Credit Facility and to prepay the Indebtedness under the Credit Facility (including any fees, expenses, costs, commitment fees, penalties, and other amounts payable to the Credit Facility Agent or the Credit Facility Lenders under the Credit Facility); and (ii) the Buyer shall deposit or cause to be deposited, not later than at the Effective Time, with each Hedge Agreement Counterparty all amounts specified by such Hedge Agreement Counterparty as being necessary to prepay the Indebtedness under the Hedge Agreement to which it is a party (including any termination costs, fees, expenses, costs, commitment fees, penalties, and other amounts payable to such Hedge Agreement Counterparty under its Hedge Agreement). Unless the Credit Facility Agent or any Hedge Agreement Counterparty has otherwise waived or modified any notice requirements under the Credit Facility Agreement or the Hedge Agreements (it being understood that the Company shall request such waivers and modifications of such notice requirements), the Company in consultation with Buyer will provide the advance notice required under the Credit Facility Agreement and any Hedge Agreement of its intention to repay all Indebtedness under the Credit Facility and the Hedge Agreements and to terminate the commitments of the Credit Facility Lenders and the Hedge Agreement Counterparties thereunder as of the anticipated date the Effective Date will occur, as determined by mutual agreement of the Company and Buyer, as specified in such notice (the “Anticipated Prepayment Date”). In the event that the actual date of such repayment and termination does not occur on the Anticipated Prepayment Date, whether as a result of any delay or failure to occur of the Effective Date for any reason or for any other cause whatsoever (other than as a result of actions taken or omitted to be taken by the Company or any of its Subsidiaries or Affiliates in breach of this Agreement), Buyer agrees to reimburse the Company for any actual costs or expenses that the Company or any of its Subsidiaries sustains or incurs as a consequence of the failure of the Company to so repay such Indebtedness and terminate such commitments on the Anticipated Prepayment Date, including any costs and expenses charged by the Credit Facility Agent or the Credit Facility Lenders under the Credit Agreement and any Hedge Agreement Counterparty under a Hedge Agreement, it being understood that under no circumstances will such amounts include actual repayment of Indebtedness (whether through acceleration or otherwise as a result of or related to the failure of the Company to so repay such Indebtedness and terminate such commitments on the Anticipated Prepayment Date) (collectively, the “Credit Facility Fees and Expenses”).

Section 6.20 Spin-Off Related Notice. The Company shall promptly deliver to Buyer, but in any event within five (5) Business Days of receipt, any notice (written or oral) that, to the Knowledge of the Company, (i) it or Allete receives after the date hereof from any Taxing Authority regarding an inquiry or review of the appropriateness of the Separation Tax Treatment or (ii) it receives after the date hereof from Allete regarding the appropriateness of the Separation Tax Treatment.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) HSR Act; Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the Competition Act or any other foreign antitrust or combination Law identified on Section 7.1(b) of the Company’s Disclosure Letter and all material filings, consents, approvals and authorizations legally required to be made or obtained with or from a Governmental Authority to consummate the Merger shall have expired, been terminated, made or obtained, as applicable.

(c) Effectiveness of the Proxy Statement; Stockholder Approval. The Proxy Statement shall have been declared effective, and no stop order suspending the effectiveness of the Proxy Statement shall be been initiated or threatened by the SEC. This Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Vote.

Section 7.2 Additional Conditions to Obligations of Buyer, Holdings and Merger Sub. The obligations of Buyer, Holdings and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality,” “material adverse effect” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, (i) the representations and warranties of the Company set forth in the first sentence of Section 3.9 (Absence of Changes) and the second sentence of Section 3.23 (Allete Spin-off) shall each be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though such representations and warranties were made on and as of such time and (ii) the representations and warranties of the Company set forth in Section 3.2 (Capitalization), Section 3.3 (Due Authorization of Transaction; Binding Obligation) and Section 3.7 (Brokers’ Fees) shall be true and correct in all material respects (it being understood that, with respect to Section 3.2, if all inaccuracies or deviations relate to a positive difference of more than one hundred thousand (100,000) Company Interests in the aggregate from the number of Company Interests in the aggregate represented in Section 3.2 then such inaccuracies shall be deemed to cause a failure of Section 3.2 to be true and correct in all material respects; provided, inaccuracies caused solely as a result of actions permitted to be taken in accordance with Section 5.1 and Section 5.2 shall be disregarded for purposes of determining whether Section 3.2 is true and correct in all material respects) as of the date of this Agreement and as of the Effective Time, as though such representations and warranties were made on and as of such time (except for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). Buyer, Holdings and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, the Company shall have performed or complied in all respects with all agreements and covenants set forth in Section 6.20. Buyer, Holdings and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

(c) Dissenting Shares. The total number of Dissenting Shares shall not exceed twenty percent (20%) of the issued and outstanding shares of Company Common Stock as of the Effective Time, and Buyer, Holdings and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

Section 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer, Holdings and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Buyer Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Buyer Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

(b) Agreements and Covenants. Buyer, Holdings and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and Buyer:

(a) by mutual written consent of Buyer and the Company; or

(b) by either Buyer or the Company if the Merger shall not have been consummated on or prior to June 21, 2007 (as extended pursuant to the following provisions, the “Final Date”); provided, however, that if the Marketing Period has commenced but not ended on or prior to June 21, 2007, the Final Date shall be extended until the earlier of (i) the end of the Marketing Period and (ii) July 20, 2007; provided, further, that if the Marketing Period has commenced but not ended on or prior to July 20, 2007 but could end on or prior to July 30, 2007, then the Company shall have the right, exercisable in its discretion, to extend the Final Date until the end of the Marketing Period (it being understood that in no event shall the Final Date be extended beyond July 30, 2007 for any reason); or

(c) by either Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action that has become final and non-appealable, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 6.4 and 6.6; and provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have used its reasonable best efforts to challenge such order, decree, ruling or other action; or

(d) by Buyer or the Company if, at the Stockholder Meeting (including any adjournment or postponement thereof), the Requisite Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Requisite Stockholder Vote shall have been caused by or related to the Company’s material breach of this Agreement; or

(e) by Buyer, if (i) the Board of Directors of the Company (which, for purposes of this Section 8.1(e), shall include any committee thereof) shall have effected a Change in Recommendation; (ii) the Board of Directors of the Company shall have adopted a formal resolution approving or recommended to the stockholders of the Company an Alternative Transaction or publicly announced that an Alternative Transaction constitutes a Superior Proposal, or the Company shall have delivered to Buyer the notice contemplated by Section 5.3(g)(A) of its intention to terminate this Agreement in accordance with Section 8.1(f); (iii) the Company shall fail to include in the Proxy Statement the recommendations in favor of this Agreement and the Merger by its Board of Directors; (iv) a tender offer or exchange offer that would, if consummated, constitute an Alternative Transaction is commenced and the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of the commencement of such tender offer or exchange offer; (v) the Board of Directors of the Company makes a public statement or announcement stating or indicating that it has received a proposal (other than a tender offer or exchange offer described in clause (iv) above) relating to an Alternative Transaction and has formally determined that such proposal constitutes or could reasonably be expected to lead to a Superior Proposal and within ten (10) Business Days of such public statement or announcement

(or such longer period of time as the Board of Directors of the Company, in the exercise of its fiduciary duties, determines is necessary in order to make a determination with respect thereto, but in no event later than five (5) Business Days prior to the vote being held at the Company Stockholder Meeting), the Board of Directors of the Company shall have failed to make a further public statement or announcement stating that it both recommends against such proposal relating to an Alternative Transaction (or indicating that such proposal has been withdrawn and negotiations have been terminated with respect thereto) and reconfirms the Company Board Recommendation; (vi) the Company shall have materially and intentionally breached any of the provisions of Section 5.3(a), Section 5.3(c), Section 5.3(d) (provided that such breach has resulted in a material breach of Section 5.3(a) by the Company’s Representatives), the proviso in Section 5.3(e) or Section 5.3(g); or (vii) the Board of Directors of the Company formally resolves to take or publicly announces an intention to take any of the foregoing actions; or

(f) by the Company, prior to the Stockholder Meeting, in accordance with and subject to the terms and conditions of Section 5.3(g); or

(g) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided that, unless such breach by its nature cannot be cured, Buyer may not terminate pursuant to this Section 8.1(g) in respect of such breach unless such breach shall not have been cured within thirty (30) days following notice by Buyer of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(g) if Buyer shall then be in material breach of this Agreement); or

(h) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, provided that, unless such breach by its nature cannot be cured, the Company may not terminate pursuant to this Section 8.1(h) in respect of such breach unless such breach shall not have been cured within thirty (30) days following notice by the Company of such breach; provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(h): (X) if the Company shall then be in material breach of this Agreement, or (Y) solely with respect to the Company’s right of termination pursuant to this Section 8.1(h) with respect to Buyer’s, Holdings’ and/or Merger Sub’s breach of Section 4.7 and/or Section 6.13, if (1) the Marketing Period has either not commenced or not ended at the time the Company would otherwise have a right of termination pursuant to this Section 8.1(h) based on Buyer’s, Holdings’ and/or Merger Sub’s breach of Section 4.7 and/or Section 6.13, and (2) Buyer, Holdings and Merger Sub are using their reasonable best efforts to obtain the Financing (or replacements thereof) and the Financing (or replacements thereof) is reasonably likely to be obtained prior to the end of the Marketing Period; or

(i) by the Company, if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than the actual delivery of the certificates described in

Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) and on the last day of the Marketing Period, none of Buyer, Holdings or Merger Sub shall have received the proceeds of the Financing (or replacements thereof) sufficient to consummate the Merger and the other transactions contemplated by this Agreement; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if the Company’s failure to fulfill any of its obligation under this Agreement has been a principal cause of or reasonably resulted in the failure of Buyer, Holdings and/or Merger Sub to have received the proceeds of the Financing (or replacements thereof) sufficient to consummate the Merger and the other transactions contemplated by this Agreement by the last day of the Marketing Period.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders; provided, however, that, except as provided in Section 8.3, Section 9.12 and Section 9.13, nothing in this Section 8.2 shall relieve any party from liability for fees and expenses as set forth in Section 8.3, and that this Section 8.2, Section 8.3 and ARTICLE IX shall survive indefinitely any termination of this Agreement, and the Limited Guarantee shall survive for the term and upon the conditions set forth therein.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, (i) if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; or (ii) if the Merger is consummated, then the Surviving Corporation shall pay all such fees and expenses.

(b) The Company shall pay Buyer a fee of Forty Million Dollars ($40,000,000.00) in cash (the “Company Termination Fee”) if this Agreement is terminated by (i) the Company pursuant to Section 8.1(f); or (ii) by Buyer pursuant to Section 8.1(e); it being understood that in no event shall the Company Termination Fee be payable on more than one occasion and that if the Company shall have paid the Company Termination Fee to Buyer pursuant to this Section 8.3(b), the Company shall have no further obligations to pay the Company Termination Fee (or a portion thereof) to Buyer pursuant to Section 8.3(c)(i); and provided, further, the Company Termination Fee shall not be payable if at the time of the applicable termination described above the Company is entitled to (and circumstances exist which could entitle the Company to) the Buyer Termination Fee pursuant to Section 8.3(d)(i) or reimbursement of the Company Transaction Expenses pursuant to Section 8.3(d)(ii).

(c) The Company agrees that if this Agreement is terminated:

(i) by (A) either Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(d), or (B) Buyer pursuant to Section 8.1(g), and, in either case, if at any such time after the date of this Agreement and prior to such termination, a proposal relating to an Alternative Transaction shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of the Company and not irrevocably withdrawn, then the Company shall (1) pay Buyer an amount equal to twenty five percent (25%) of the Company Termination Fee, and (2) if, within twelve (12) months after such date of termination, the Company recommends or enters into, or submits to the stockholders of the Company for adoption, an agreement with a Third Party with respect to an Alternative Transaction, or an Alternative Transaction is consummated, then the Company shall pay to Buyer seventy-five percent (75%) of the Company Termination Fee; provided that, for purposes of Section 8.3(c)(i)(2), the definition of “Alternative Transaction” shall be modified so that references to “more than twenty-five percent (25%)” shall be deemed to be references to “more than fifty percent (50%)” and references to “more than seventy-five percent (75%)” shall be deemed to be references to “more than fifty percent (50%);” provided, further, that the Company Termination Fee (or a portion thereof in excess of the set-off by the Company described below) shall not be payable to Buyer if at the time of the applicable termination described above the Company is entitled to (and circumstances exist which could entitle the Company to) the Buyer Termination Fee pursuant to Section 8.3(d)(i) or reimbursement of the Company Transaction Expenses pursuant to Section 8.3(d)(ii);

(ii) by (A) either Buyer or the Company pursuant to Section 8.1(b) (x) if the Stockholder Meeting had not been held prior to such termination and the reason therefore was the risk of not obtaining the Requisite Stockholder Vote or (y) following a material breach of this Agreement by the Company, (B) either Buyer or the Company pursuant to Section 8.1(d); provided, that no Buyer Transaction Expenses shall be payable by the Company to Buyer if the Company shall have paid the Company Termination Fee (or a portion thereof) to Buyer pursuant to Section 8.3(b) or Section 8.3(c)(i); and provided, further, that in the case of termination of this Agreement pursuant to Section 8.1(d) by Buyer, Buyer, Holdings and/or Merger Sub shall not otherwise be in material breach of this Agreement; or (C) Buyer pursuant to Section 8.1(g), and, in the case of clause (C), at the time of any such termination the conditions set forth in Section 7.3 shall have been satisfied (other than (AA) the actual receipt of the certificates described in Section 7.3; and (BB) the obligations of Buyer described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time), then the Company shall reimburse Buyer for the Buyer Transaction Expenses, up to a maximum of Eight Million Dollars ($8,000,000).

(d) Buyer, Holdings and Merger Sub agree that if this Agreement is terminated:

(i) by (A) either Buyer or the Company pursuant to Section 8.1(b) based on Buyer’s, Holdings’ and/or Merger Sub’s failure to obtain the Financing sufficient to consummate the Merger and the other transactions contemplated by this Agreement by the end of the Marketing Period; (B) the Company pursuant to and in accordance with Section 8.1(h) based on (X) Buyer’s, Holdings’ and/or Merger Sub’s failure to obtain the Financing sufficient to consummate the Merger and the other transactions contemplated by this Agreement, or (Y) Buyer’s, Holdings’ and/or Merger Sub’s material and intentional breach of Section 4.7 or Section 6.13; or (C) the Company pursuant to Section 8.1(i), and in the case of clauses (A) and (B) above, at the time of any such termination the conditions set forth in Section 7.1 and Section 7.2 (other than the actual receipt of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) shall have been satisfied, then in either case Buyer shall pay the Company a fee of Forty Million Dollars ($40,000,000.00) in cash (the “Buyer Termination Fee”); it being understood that in no event shall the Buyer Termination Fee be payable on more than one occasion; provided, further, that the Buyer Termination Fee shall not be payable if at the time of the applicable termination described above Buyer is entitled to (and circumstances exist which could entitle Buyer to) the Company Termination Fee (or a portion thereof) pursuant to Section 8.3(b) or Section 8.3(c)(i) or reimbursement of the Buyer Transaction Expenses pursuant to Section 8.3(c)(ii).

(ii) by (A) the Company pursuant to Section 8.1(h) (other than in circumstances set forth in Section 8.3(d)(i)(B) above) or (B) either Buyer or the Company pursuant to Section 8.1(b) (other than in circumstances in which Section 8.3(d)(i)(A) above applies) following a material breach of this Agreement by Buyer, Holdings or Merger Sub, then Buyer shall reimburse the Company for the Company Transaction Expenses, up to a maximum of Eight Million Dollars ($8,000,000).

(iii) under circumstances in which (A) the Company is not in material breach of this Agreement, (B) the Company is not entitled to the Buyer Termination Fee pursuant to Section 8.3(d)(i) or reimbursement of Company Transaction Expenses pursuant to Section 8.3(d)(ii), (C) Buyer is not entitled to the Company Termination Fee (or portion thereof, as applicable) pursuant to Section 8.3(b) or Section 8.3(c)(i) or reimbursement of the Buyer Transaction Expenses pursuant to Section 8.3(c)(ii), and (D) at the time of such termination, the conditions set forth in Section 7.2 shall have been satisfied (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time), then Buyer shall reimburse the Company for the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses, in the aggregate, up to a maximum of Eight Million Dollars ($8,000,000).

(e) The Company Termination Fee payable pursuant to Section 8.3(b) (or twenty five percent (25%) or seventy five percent (75%), as applicable, of the Company Termination Fee payable pursuant to Section 8.3(c)(i)) shall be paid by the Company as directed by Buyer in writing in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. The Buyer Transaction Expenses payable pursuant to Section 8.3(c)(ii) shall be paid by the Company within two (2) Business Days after Buyer provides to the Company notice and reasonable documentation with respect to such Buyer Transaction Expenses.

(f) The Buyer Termination Fee payable pursuant to Section 8.3(d)(i) shall be paid by Buyer as directed by the Company in writing in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. The Company Transaction Expenses payable pursuant to Section 8.3(d)(ii) shall be paid by Buyer within two (2) Business Days after the Company provides to Buyer notice and reasonable documentation with respect to such Company Transaction Expenses. The Company Financing Fees and Expenses payable pursuant to Section 8.3(d)(iii) shall be paid by Buyer within two (2) Business Days after the Company provides to Buyer notice and reasonable documentation with respect to such Company Financing Fees and Expenses.

(g) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.12, Buyer’s, Holdings’ and/or Merger Sub’s right to receive payment of the Company Termination Fee (in the case of a termination under circumstances described in Section 8.3(b) and Section 8.3(c)(i)) or reimbursement of the Buyer Transaction Expenses (in the case of a termination under circumstances described in Section 8.3(c)(ii)) from the Company shall be the sole and exclusive remedy of Buyer, Holdings, Merger Sub, the Equity Sponsors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents in connection with the termination of this Agreement or for any losses, damages, obligations or liabilities suffered as a result of this Agreement and the transactions contemplated hereby (including the termination of this Agreement or the breach of this Agreement by the Company), and none of the Company, its Subsidiaries and their respective stockholders, managers, members, directors, officers, Affiliates or agents shall have any other liability or obligation of any kind or nature whatsoever to Buyer, Merger Sub, the Equity Sponsors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents arising out of the termination of this Agreement or the transactions contemplated by this Agreement, any breach of this Agreement by the Company or the failure of the transactions contemplated by this Agreement to be consummated.

(h) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.12, the Company’s right to receive payment of the Buyer Termination Fee (in the case of a termination under circumstances described in Section 8.3(e)(i)) or reimbursement of the Company Transaction Expenses (in the case of a termination under circumstances described in Section 8.3(e)(ii)), from Buyer, Holdings or Merger Sub pursuant to Section 8.3(e) or the guarantee thereof pursuant to the Limited Guarantees shall be the sole and exclusive remedy of the Company, any of its Subsidiaries or Affiliates and their respective stockholders in connection with the termination of this Agreement or for any losses, damages, obligations or liabilities suffered as a result of this Agreement and the transactions contemplated hereby (including the termination of this Agreement or the breach of this Agreement by Buyer, Holdings and/or Merger Sub), and neither Buyer, Holdings, Merger Sub, the Equity Sponsors nor any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any other liability or obligation of any kind or nature whatsoever to the Company, any of its Subsidiaries or Affiliates and their respective stockholders arising out of the termination of this Agreement or the transactions contemplated by this Agreement, any breach of this Agreement by Buyer, Holdings or Merger Sub or the failure of the transactions contemplated by this Agreement to be consummated.

(i) The parties acknowledge that the agreements contained in this Section 8.3 (including with respect to the Limited Guarantees) are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 (including with respect to the Limited Guarantees) do not constitute a penalty. Accordingly, if any party fails to pay as directed in writing by the other party any amounts due to accounts designated by the other party pursuant to this Section 8.3 (including with respect to the Limited Guarantees) within the time periods specified in this Section 8.3, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, without any interest thereon.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties; Disclosure Letter.

(a) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements and liabilities set forth in ARTICLE II, Section 6.7, Section 6.9, Section 6.11 and ARTICLE IX shall survive the Effective Time indefinitely or in accordance with their terms, as applicable. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

(b) Any disclosure made with reference to one or more Sections of the Company’s Disclosure Letter or the Buyer’s Disclosure Letter shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant if, and only if, such relevance is reasonably apparent from the text of such disclosure.

Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)	If to Buyer, Holdings or Merger Sub:

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors, II

Facsimile No.: (212) 223-2379

Telephone No.: (212) 751-3939

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Lou R. Kling, Esq.

Facsimile No.: (212) 735-2000

Telephone No.: (212) 735-3000

(b)	If to the Company:

ADESA, Inc.

13085 Hamilton Crossing Blvd.

Carmel, IN 46032

Attention: George J. Lawrence

Facsimile No.: (317) 249-4505

Telephone No.: (317) 249-4255

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Robert S. Townsend

Facsimile No.: (415) 268-7522

Telephone No.: (415) 268-7080

Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.4 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7 Entire Agreement; Incorporation of Schedules and Exhibits. This Agreement (including the documents and instruments delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. The schedules and exhibits identified in this Agreement, including the Company’s Disclosure Letter and the Buyer’s Disclosure Letter, are incorporated herein by reference and made a part of this Agreement.

Section 9.8 Assignment, Merger Sub. This Agreement shall not be assigned by operation of Law or otherwise, except that each of Buyer, Holdings and Merger Sub may assign all or any of its rights hereunder to any Subsidiary of Buyer or any Affiliate thereof; provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further, that no such transfer shall be deemed to constitute a breach of Section 4.7 or the last sentence of Section 4.1.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 6.9 and 6.10 (but only as it relates to actions taken, or failure to take action, of the Board of Directors of Buyer).

Section 9.10 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts to be performed entirely within such state, including all matters of construction, validity and performance, except for mandatorily applicable provisions of the DGCL. Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 9.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

Section 9.11 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Enforcement of Agreement. The parties acknowledge that neither party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company, on the one hand, or Buyer, Holdings and/or Merger Sub, on the other hand, or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any breach of this Agreement by Buyer, Holdings and/or Merger Sub shall be the remedies set forth in Section 8.3(d) (as limited by Section 8.3(h)), to the extent applicable; and the sole and exclusive remedy of Buyer, Holdings and Merger Sub with respect to any breach of this Agreement by the Company shall be the remedies set forth in Section 8.3(b) and Section 8.3(c) (as limited by Section 8.3(g)), to the extent applicable; provided, however, the parties to this Agreement agree that (i) irreparable damage to Buyer, Holdings and Merger Sub would occur in the event that the Company fails to consummate the

Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement if the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied (or waived by the Company), including, without limitation, Buyer, Holdings and/or Merger Sub shall have obtained the Financing (or replacements thereof) sufficient to consummate the Merger and the other transactions contemplated by this Agreement by the end of the Marketing Period, so therefore, Buyer, Holdings and Merger Sub will be entitled to, at their option, an injunction to cause the Company to consummate, and an injunction to prevent the Company from not consummating, the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement in any court of the United States or any state having jurisdiction; and (ii) irreparable damage to the Company and its Subsidiaries would occur in the event that Buyer, Holdings and/or Merger Sub breaches Section 6.3(b), Section 6.7, Section 6.12, Section 6.13(c) or Section 6.14 and, therefore, the Company will be entitled to injunctions to prevent breaches of Section 6.3(b), Section 6.7, Section 6.12, Section 6.13(c) or Section 6.14 in any court of the United States or any state having jurisdiction.

Section 9.13 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.14 Waiver of Jury Trial. EACH OF BUYER, HOLDINGS, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Holdings, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

KAR HOLDINGS II, LLC

By:	/s/ James J. Conners, II
Name:	James J. Conners, II
Title:	Manager

KAR HOLDINGS, INC.

By:	/s/ James J. Conners, II
Name:	James J. Conners, II
Title:	Vice President

KAR ACQUISITION, INC.

By:	/s/ James J. Conners, II
Name:	James J. Conners, II
Title:	Vice President

ADESA, INC.

By:	/s/ David G Gartzke
Name:	David G Gartzke
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]